UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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YOUR VOTE IS IMPORTANT!
Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. 2014 Annual Meeting of Stockholders.

T. ROWE PRICE GROUP, INC.
100 East Pratt Street
Baltimore, MD 21202
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
April 24, 2014
We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the Company's offices located at 4435 Painters Mill Road, Owings Mills, Maryland, 21117, on Thursday, April 24, 2014, at 10:00 a.m. At this Meeting, we will ask stockholders to:

1)	elect a Board of twelve directors;

2)	approve, by a non-binding advisory vote, the compensation paid to our named executive officers; and

3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

Stockholders who owned shares of our common stock as of February 21, 2014, are entitled to attend and vote at the Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

David Oestreicher
Corporate Secretary
Baltimore, Maryland
March 14, 2014

PROXY STATEMENT

TERMS USED IN THIS PROXY STATEMENT

“Price Group,” “we,” “our,” and “Company,” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to the members of each respective committee.

“Meeting” refers to the 2014 Annual Meeting of Stockholders, including any adjournment or postponement thereof.

“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly-owned subsidiary of Price Group. Price Associates organizes and serves as an investment advisor to the Price funds.

“Price fund” means any U.S. mutual fund company or trust organized by Price Associates.

“You” refers to the stockholders of Price Group.

INTRODUCTION

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice. The purpose of the Meeting is to:

1)elect a Board of twelve directors;

2)approve, by a non-binding advisory vote, the compensation paid to our named executive officers; and

3)ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

This proxy statement, proxy card, and our 2013 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2013, form your Meeting package. We sent you this package on or about March 14, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2014

This proxy statement and our 2013 Annual Report to Stockholders may also be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: https://materials.proxyvote.com/74144T.

Stockholders who wish to attend the Meeting in person must follow the instructions on page 2 under the section titled “Attending the Meeting.”

VOTING INFORMATION

Voting Requirements

At the close of business on February 21, 2014, the record date of the Meeting, 262,588,728 shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have 6,103 stockholders of record and about 160,000 beneficial stockholder accounts held by brokers, banks, or other intermediaries. Each stockholder as of the record date is entitled to cast one vote per share on each proposal. Under our charter, the right to cast one vote per share may be modified in the case of certain persons and groups beneficially owning or otherwise having or arranging for ownership interest or voting authority with respect to more than 15% of our common stock; we do not believe this provision will apply to any stockholders voting at this Meeting. Pursuant to our Amended and Restated By-Laws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting is required to achieve a quorum and transact business.

If a quorum of stockholders is present at the Meeting, the following voting requirements will apply:

•
Election of Directors. To be elected to serve until our 2015 annual meeting and until his or her successor is elected and qualifies, a director nominee (see page 5) must obtain the affirmative vote of a majority of the total votes cast at the Meeting for and against such nominee. Please see page 4 for a discussion of our majority voting provisions. Stockholders may not cumulate their votes in director elections. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the election of directors.

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Advisory Vote on the Compensation Paid to our Named Executive Officers. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting for or against this proposal. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

•
Ratify the Appointment of KPMG LLP. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting for or against this proposal. Abstentions are not considered votes cast and will have no effect on the outcome of this matter.

All votes, however cast, are confidential. We do not know how any person or entity votes a proxy unless this information is voluntarily disclosed.

Solicitation of Proxies

We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, e-mail, letter, or facsimile. To assist in soliciting proxies, we have retained Georgeson Inc. for a fee of $5,500, plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.

Attending the Meeting

We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you must bring identification and a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Meeting. No stockholder will be admitted to the Meeting without documentation that allows us to verify ownership.

Voting and Revocation

Registered Holders

If you are a registered holder as of the record date, you will be able to vote your proxy in one of three ways:

1)	by mail – complete the enclosed proxy card and return it in the postage-paid envelope provided;

2)
by telephone – call 1-866-883-3382 and then follow the voice instructions. Please have your proxy card and the last four digits of your Social Security Number or tax identification number available when you call; or

3)
by using the Internet – as prompted by the menu found at proxypush.com/trow, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your Social Security Number or tax identification number available when you access this voting site.

Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The Board of Directors has selected Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers to act as proxies. When you sign and return your proxy card to our transfer agent and proxy tabulator, Wells Fargo Bank, N.A., or vote your shares using the telephone or Internet, you appoint Messrs. Bernard, Kennedy, and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.

Regardless of the voting method you use, you may revoke your proxy and cast a new vote in person at the Meeting, if we are able to verify that you are a registered holder of our common stock. You may revoke your vote before the Meeting by delivering a letter to our Corporate Secretary (David Oestreicher, T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1020, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central time on Wednesday, April 23, 2014. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you will still receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you do not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of the Board of Directors and the advisory vote on the compensation paid to our named executive officers. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank, or other intermediary. We urge you to vote by following the instructions of your broker, bank, or other intermediary.

PROPOSAL 1
ELECTION OF DIRECTORS

In this proxy statement, twelve director nominees are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify. After the 2013 annual meeting, the Board increased its size to thirteen members pursuant to authority under our By-Laws, and elected Senator Olympia J. Snowe effective June 20, 2013, and Mark S. Bartlett on December 11, 2013, to fill the new Board seats until the Meeting.

James T. Brady, who has served on our Board since 2003 and as the chairman of our Audit Committee since 2004, will retire as of the date of the Meeting. We have greatly valued his expertise and perspective with respect to accounting and financial reporting, risk management, and governance matters over the years. We thank him for his outstanding contributions to our success. Due to the retirement of Mr. Brady, effective at the time of the Meeting, the number of directors will be reduced to twelve.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR all the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named below unless otherwise specified. Shares held by a bank, broker, or other intermediary will not be voted on this Proposal absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Majority Voting

We have adopted a majority voting standard for the election of our directors. Under our current By-Laws, in an uncontested election, a nominee will not be elected unless he or she receives more “for” votes than “against” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee's recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will still apply to contested elections.

Non-employee Director Independence Determinations

The Board of Directors has considered the independence of current board members and nominees not employed by T. Rowe Price and has concluded each qualifies as an independent director within the meaning of the applicable rules of The NASDAQ Stock Market LLC (NASDAQ). To our knowledge, there are no family relationships among our directors or executive officers. In making its determination of independence, the Board applied guidelines which it has adopted concluding that the following relationships should not be considered material relationships that would impair a director's independence:

•
relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the Company or one of its sponsored mutual funds so long as the relationship is on terms consistent with those generally available to other persons doing business with the Company, its subsidiaries, or its sponsored investment products; and

•
relationships where a corporation, partnership, or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner, or member purchases services from the Company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the Company or its subsidiaries.

The Board believes that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.

The Nominees and Their Qualifications, Skills, and Experience

In considering the overall qualifications of our nominees and their contributions to our Board, and in determining our need for additional members of the Board, we seek to create a Board consisting of members with a diverse set of experiences and attributes who will be meaningfully involved in our Board activities and will facilitate a transparent and collaborative atmosphere and culture. Our Board members generally develop a long-term association with the Company, which we believe facilitates a deeper knowledge of our business and its strategies, opportunities, risks, and challenges. We periodically look for additions to our Board to enhance our capabilities and bring new perspectives and ideas to our Board. We will consider board members with diverse capabilities, and we generally look for board members with capabilities in one or more of the following areas: accounting and financial reporting, financial services and money management, investments, general economics and industry oversight, legal, government affairs and corporate governance, general management, international, marketing and distribution, and technology and facilities management.
We historically have implemented a management structure where our senior management is shared among more than one individual. For us, this is an important distinction from the centralized CEO model of many companies. Currently, senior management is shared among Mr. Rogers, our Chairman of the Board and Chief Investment Officer, Mr. Kennedy, our Chief Executive Officer and President, and Mr. Bernard, our Vice Chairman of the Board. Each of these executive officers is a member of our Board of Directors, bringing directly to the Board the insights of a coordinated management team which also has separate responsibilities for different parts of our business. Each also brings to the Board more than 25 years of experience with the Company.
Each of our Directors provide significant individual attributes important to the overall make-up and functioning of our Board, which are described in the biographical summaries provided below:

The Board of Directors recommends that you vote FOR all of the following nominees:

Mark S. Bartlett, age 63, was elected independent director of Price Group in December 2013 and serves as a member of the Audit Committee and Executive Compensation Committee. Until retiring in 2012, Mr. Bartlett was a partner at Ernst & Young, serving as managing partner of the firm's Baltimore office and senior client service partner for the mid-Atlantic region. Mr. Bartlett began his career at Ernst & Young in 1972 and has extensive experience in financial services, as well as other industries.

Mr. Bartlett received his B.S. from West Virginia University and attended the Executive Program at the Kellogg School of Business at Northwestern University. He also earned the designation of certified public accountant.
Mr. Bartlett is a member of the board of directors, a member of the nominating and corporate governance committee, and is the chairman of the audit committee of Rexnord Corporation.
Mr. Bartlett offers the Board significant accounting and financial reporting experience as well as expertise in the accounting-related rules and regulations of the Securities and Exchange Commission. He also has extensive finance knowledge, with a broad range of experience in financing alternatives including the sale of securities, debt offerings, and syndications.
Edward C. Bernard, age 58, has been a director of Price Group since 1999, the vice chairman since 2007, a vice president since 1989, and an employee since 1988. He has overseen the firm's marketing, distribution, client service, information technology, and communications activities since 2006 and serves on the Management and Management Compensation Committees. Mr. Bernard is chairman of the board of all of the 63 Price funds on which he serves as a director or trustee. Mr. Bernard has over 25 years of experience in the investment management industry, all of which have been with T. Rowe Price.

Mr. Bernard received his B.A. from Brown University and an M.B.A. from New York University.
In addition to his responsibilities at T. Rowe Price, Mr. Bernard served as chairman from 2009 to 2011, and is the current vice chairman of the Board of Governors of the Investment Company Institute, the national trade association for the mutual fund industry.

Mr. Bernard provides the Board with direct access to the person responsible for all of our marketing, distribution, and client service activities, as well as information technology and communications. He also serves as the primary liaison to the Price funds' Boards.
Mary K. Bush, age 65, has been an independent director of Price Group since 2012, and serves on the Executive Compensation Committee and Nominating and Corporate Governance Committee. She has served as the chairman of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets and strategic business and economic matters, since 1991. Ms. Bush is also a senior managing director of Brock Capital Group, a corporate advisory and consulting firm. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker's Trust, and Chase.

Ms. Bush holds an M.B.A. from the University of Chicago and a B.A. degree in economics and political science from Fisk University.

Ms. Bush is a member of the board of directors, audit and risk committee, and nominating and corporate governance committee of Discover Financial Services; a member of the board of directors, audit committee, and retirement plan committee of ManTech International Corporation; and a member of the board of directors, audit committee, and compensation committee of Marriott International. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to April 2009, Pioneer Family of Mutual Funds from 1997 to 2012, and UAL Corporation from 2006 to 2010.
Ms. Bush brings to our Board extensive financial and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters, and her significant experience providing strategic advisory services in the financial and international arenas.
Donald B. Hebb, Jr., age 71, has been an independent director of Price Group since 1999 and serves on the Executive Compensation Committee and Nominating and Corporate Governance Committee. He served as the lead independent director of the Board from April 2008 to April 2011. Mr. Hebb is the chairman and a founding partner of ABS Capital Partners, a growth equity firm with which he has been associated since 1990. Prior to ABS Capital Partners, Mr. Hebb was employed by Alex. Brown & Sons Incorporated, where he served as president and chief executive officer from 1986 to 1991.

Mr. Hebb holds a B.A. from Kenyon College, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School.
Mr. Hebb brings to our Board significant executive management and financial services industry experience based on his many years as a chief executive officer and senior executive in the investment banking and private equity fund business, including substantial experience with respect to accounting, compensation, investment, and market activities.
Dr. Freeman A. Hrabowski, III, age 63, was elected an independent director of Price Group in January 2013 and serves on the Audit Committee and Executive Compensation Committee. He has served as president of the University of Maryland, Baltimore County (UMBC) since 1992. His research and publications focus on science and math education, with special emphasis on minority participation and performance, and he is a leading advocate for greater diversity in higher education. He serves as a consultant to the National Science Foundation, the National Institutes of Health, the National Academies, and universities and school systems nationally.

Dr. Hrabowski holds a Ph.D. in higher education administration and statistics and an M.A. degree in mathematics from the University of Illinois at Urbana-Champaign. He also holds a B.A. degree in mathematics from Hampton Institute (now Hampton University).
Dr. Hrabowski serves as director and member of the corporate governance committee of McCormick & Company, Inc. Dr. Hrabowski also served on the board and executive compensation committee of Constellation Energy Group, Inc. until 2012.

Dr. Hrabowski brings to our Board valuable strategic and management leadership experience from his role as president of UMBC, as well as his extensive knowledge and dedication to greater education and work-force development. He also contributes corporate governance oversight from his experience serving as a director on other public-company boards.
James A.C. Kennedy, age 60, has been a director of Price Group since 1996, the chief executive officer and president since 2007, the director of the equity division of Price Associates from 1997 through 2006, the director of equity research from 1987 through 1999, a vice president from 1981 through 2006, and an employee since 1978. He is the chairman of the Executive Committee of the Board, the Management Committee, and the Management Compensation Committee. Mr. Kennedy served as a director or trustee of 23 of the Price funds until April 2006. He has 36 years of investment experience, 35 of which have been at T. Rowe Price. Prior to joining the firm in 1978, Mr. Kennedy was employed by General Electric and participated in its financial management training program.

Mr. Kennedy earned an A.B. from Princeton University and an M.B.A. from Stanford University, Graduate School of Business. He also earned the Chartered Financial Analyst designation.
Mr. Kennedy brings directly to the Board his significant responsibilities for oversight of all major business activities of the Company, including his oversight role as chair of our Management Committee, significant responsibility for personnel matters relating to our investment staff, and other critical components of our business.
Robert F. MacLellan, age 59, has been an independent director of Price Group since 2010, and serves on the Executive Compensation Committee and as chairman of the Audit Committee. Since November 2009, Mr. MacLellan has been the non-executive chairman of Northleaf Capital Partners, Canada's leading independent global private markets fund manager and advisor. From 2003 to November 2009, Mr. MacLellan served as chief investment officer of TD Bank Financial Group (TDBFG) where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds, and TD Capital Group. Earlier in his career, Mr. MacLellan was managing director of Lancaster Financial Holdings, a merchant banking group acquired by TDBFG in March 1995. Prior to that, he was vice president and director at McLeod Young Weir Limited (Scotia McLeod) and a member of the corporate finance department responsible for a large number of corporate underwritings and financial advisory assignments.

Mr. MacLellan holds an M.B.A. from Harvard University, a B.Comm. from Carleton University, and is a Chartered Accountant.
Mr. MacLellan currently serves as the chairman of the board of Yellow Media, Inc., a public company based in Montreal.

Mr. MacLellan brings substantial experience and perspective to the Board with respect to the financial services industry, including particular expertise with respect to investment-related matters, including those relating to the mutual fund industry and the institutional management of investment funds, based on his tenure as chief investment officer of a major financial institution. He also brings an international perspective to the Board as well as significant accounting and financial reporting experience.
Brian C. Rogers, age 58, has been a director of Price Group since 1997, the chairman of the Board since 2007, the chief investment officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee, a director or trustee of 39 Price funds, and the president of three Price funds. His other responsibilities include serving on the Equity Committee, Fixed Income Committee, International Committee, and Product Strategy Steering Committee as well as the Asset Allocation Committee, Proxy Committee, Management Compensation Committee, and Management Committee. Prior to joining the firm in 1982, Mr. Rogers was employed by Bankers Trust Company.

Mr. Rogers earned an A.B. from Harvard University and an M.B.A. from Harvard Business School. Mr. Rogers has also earned his Chartered Financial Analyst and Chartered Investment Counselor designations.
Mr. Rogers brings to the Board insight into the critical investment component of our business based on his 33-year career in the financial management industry, which includes over 30 years with the Company.
Senator Olympia J. Snowe, age 67, has been an independent director of Price Group since June 2013, and currently serves on the Executive Compensation Committee. She is currently chairman and chief executive officer of Olympia Snowe, LLC, a policy and communications consulting firm, and a senior fellow at the Bipartisan Policy Center. Senator Snowe served in the U.S. Senate for the State of Maine from 1995-2013 and as a member of the U.S. House of Representatives from 1979-1995. While in the U.S. Senate, she served as chair and was the ranking member of the Senate Committee on Small Business and Entrepreneurship, served on the Senate Finance Committee, the Senate Intelligence Committee, and Senate Commerce Science and Technology Committee. She also served as chair of the Subcommittee on Seapower for the Senate Armed Services Committee.

Senator Snowe earned a B.S. from the University of Maine and has received honorary degrees from many colleges and universities.
Senator Snowe brings a broad range of valuable leadership and public policy experience to the Board. She also has extensive experience with complex issues relevant to the Company's business, including budget and fiscal responsibility, education, retirement and aging, women's issues, health care, foreign affairs, and national security.
Dr. Alfred Sommer, age 71, has been an independent director of Price Group since 2003, serves as lead independent director, chairman of the Nominating and Corporate Governance Committee, and as a member of the Executive Committee and Executive Compensation Committee. Dr. Sommer designed and led major research programs around the world, and in 1980, returned to The Johns Hopkins University where he founded the Dana Center for Preventive Ophthalmology. From 1990 to 2005, Dr. Sommer served as the Dean of The Johns Hopkins Bloomberg School of Public Health. He remains Professor of International Health and Epidemiology, Dean Emeritus of the School of Public Health, and Professor of Ophthalmology in the School of Medicine. Dr. Sommer served for a decade on the executive committee of the board of the Academy for Educational Development (AED). He also served as president of the Association of Schools of Public Health and chaired its audit committee. Since 2008, he has served on the board of the Lasker Foundation. He was chair of the Micronutrient Forum for nearly 20 years and is the senior medical advisor for Helen Keller International.

Dr. Sommer is a graduate of Union College, received his M.D. from Harvard Medical School, and his Master of Health Science degree in Epidemiology from The Johns Hopkins University. He is an elected member of both the National Academy of Sciences and the Institute of Medicine.

Dr. Sommer has been a member of the board of Becton Dickinson & Company, a medical technology company, since 1998, where he has served on the audit committee and executive committee, chaired the science and innovation committee, and chairs the nominating and governance committee.
Dr. Sommer brings a unique experience to the Board from his participation in the public health care field and experience in dealing with health and public policy issues, both in the United States and internationally. He also contributes important management and oversight capabilities based on his long-time position as the Dean of The Johns Hopkins Bloomberg School of Public Health and significant roles in other international organizations.
Dwight S. Taylor, age 69, has been an independent director of Price Group since 2004, is the chairman of the Executive Compensation Committee and a member of the Audit Committee. Now retired, he was president of COPT Development & Construction Services, a commercial real estate development firm which is a division of Corporate Office Properties Trust, from 1999 to 2009.

Mr. Taylor graduated from Lincoln University with a B.A. degree in Economics.

Mr. Taylor has been a director of MICROS Systems, a provider of information technology for the hospitality and retail industry, since 1997, where he serves on the compensation committee and nominating committee, and has previously served on the audit committee.

Mr. Taylor's tenure in a senior position with a publicly traded real estate company gives him the experience to provide additional perspective to the Board regarding matters relating to facilities management and real estate, as well as general management, investment and financial skills.
Anne Marie Whittemore, age 67, has been an independent director of Price Group since 1995, and serves on the Nominating and Corporate Governance Committee and the Executive Compensation Committee. Ms. Whittemore is a partner in the law firm of McGuireWoods LLP.

Ms. Whittemore received her B.A. degree in Political Science from Vassar College and a J.D. degree from Yale Law School. She received honorary doctor of law degrees from the University of Richmond and The Citadel.

Ms. Whittemore is a director, the chair of the governance and nominating committee, a member of the compensation and benefits committee, and a member of the executive committee of Owens & Minor, Inc., a distributor of medical and surgical supplies. She also is a director and chair of the nominating and corporate governance committee and a member of the audit committee of Albemarle Corporation, a manufacturer of specialty chemicals.
Ms. Whittemore assumes significant responsibility on the Board for governance related matters, and she adds significant broad oversight experience, based on her role as a senior member of a major law firm and substantial experience working with other publicly-traded companies, both as a board member and as an advisor.

The Board of Directors and Committees

During 2013, the Board of Directors held eight meetings and approved one matter via unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the Company's Corporate Governance Guidelines, the independent directors met in executive session at six of the Board meetings in 2013. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year's annual meeting on April 23, 2013, attended that meeting, and we anticipate that all nominees will attend the 2014 Meeting.

Corporate Governance

Our Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has also authorized a Management Committee that is made up entirely of senior officers of the Company. The Board has adopted a separate written charter for the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers are available at our website, troweprice.com, by selecting “Investor Relations” and then “Corporate Governance.”

Code of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely, and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is available on our website. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Principal Executive and Senior Financial Officers by making disclosures concerning such matters available on the Investor Relations page of our website.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the Company. It is the Company's policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.

Executive Committee

During 2013, Messrs. Kennedy, Rogers and Dr. Sommer served on the Executive Committee. Mr. J. Alfred Broaddus, Jr. was also a member of the Executive Committee in 2013 until his retirement from the Board on April 23, 2013. The Executive Committee functions between meetings of the Board of Directors and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The committee did not take any action during 2013.

Audit Committee

Messrs. MacLellan, Bartlett, Brady, and Taylor, and Dr. Hrabowski serve on the Audit Committee, which met five times during 2013. Mr. J. Alfred Broaddus, Jr. also served on the Audit Committee in 2013 until his retirement from the Board on April 23, 2013. The Board of Directors has determined that each of the audit committee members meet the independence and financial literacy criteria of NASDAQ and the Securities and Exchange Commission (SEC). The Board also has concluded that Messrs. MacLellan and Bartlett meet the criteria for an audit committee financial expert as established by the SEC. Mr. MacLellan is a Chartered Accountant and was a member of the audit committees for Ace Aviation Holdings, Inc. and Maple Leaf Sports and

Entertainment, Ltd. Mr. Bartlett is a certified public accountant, was an audit partner at Ernst & Young for 28 years until he left the firm in 2012, and serves as the chairman of the audit committee of Rexnord Corporation.

Audit Committee's Primary Responsibilities

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, (3) the performance of our internal audit function, internal controls and disclosure controls, and (4) the Company's risk management framework. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent registered public accounting firm, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.

Related Person Transaction Oversight

The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification, and will not continue past its next contractual termination date unless it is annually re-approved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our Company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions which it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.

Risk Management Oversight

The Audit Committee oversees and evaluates our policies with respect to significant risks and exposures faced by the Company and the steps taken to assess, monitor, and manage those risks. The Company's Risk Management Oversight Committee, chaired by the chief risk officer and comprised of other senior members of management, directs the development and maintenance of comprehensive risk management policies and procedures for the Company. It also monitors on a regular basis the significant risks inherent to our business, including investment risk, reputational risk, business continuity risk, and operational risk. The chief risk officer, co-directors of internal audit, and officers responsible for financial reporting, legal, and compliance periodically report to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

The report of the Audit Committee appears on page 39.

Executive Compensation Committee

All of the non-employee independent directors of the Board serve on the Executive Compensation Committee, which met seven times during 2013 and approved one matter via unanimous written consent. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. The report of the Executive Compensation Committee appears on page 28.

Committee Authority

The committee is responsible to the Board, and ultimately to our stockholders, for:

•	determining the compensation of the chief executive officer and other executive officers;

•	reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	overseeing the administration of our Annual Incentive Compensation Pool, equity incentive plans, and employee stock purchase plan;

•	assisting management in designing new compensation policies and plans; and

•	reviewing and discussing the Compensation Discussion and Analysis and other compensation disclosures with management.

Delegation Authority

The committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, a committee comprised of executive officers of Price Group.

Committee Procedures

Early each year, the committee meets with members of senior management in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers listed in our Summary Compensation Table on page 29. In addition, the committee determines eligibility for the Annual Incentive Compensation Pool and sets forth the maximum percentage that may be paid to each participant. At its meetings in December and early the following year, the committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.

The committee awards semi-annual equity incentive grants to employees from stockholder approved long-term incentive plans as part of the Company's annual compensation program. The committee believes a semi-annual grant, compared with a single annual grant, gives it more flexibility in implementing the program and further aligns the interest of officers and employees with the interest of stockholders. In addition, a semi-annual grant program spreads the points in time in which participants are granted awards and thereby reduces the consequences of a single point in time annual grant. The committee begins consideration of the year's stock incentive program at its December meeting preceding the year in question, assessing the likely overall size and parameters of the program. Further consideration of the program takes place at subsequent meetings, with the actual grants being made at regularly scheduled committee meetings, typically in February and September.

Role of Executive Officers

The committee solicits input from the chief executive officer and the Management Compensation Committee regarding general compensation policies including the appropriate level and mix of compensation. The committee also consults with the chief executive officer regarding the appropriate bonus and salary levels for other executive officers.

Role of Compensation Consultants

Frederic W. Cook & Co., Inc. (Cook & Co.) has been the committee's compensation consultant for many years. Cook & Co. has no relationship with Price Group other than as the committee's consultant. See the "Role of Independent Compensation Consultant" section of our Compensation Discussion and Analysis on page 21 for additional details of their role.

Nominating and Corporate Governance Committee

Dr. Sommer, Mr. Hebb, Ms. Bush, and Ms. Whittemore served on our Nominating and Corporate Governance Committee during 2013. The Committee met on six occasions during the year. The Board of Directors has determined that all committee members meet the independence criteria of NASDAQ. The principal purpose and goal of this committee is to maintain and cultivate the effectiveness of Price Group's Board of Directors and oversee its governance policies. Among the committee's responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review the compensation of independent directors; and oversee procedures regarding stockholder nominations and other communications to the Board. In addition, they are responsible for monitoring compliance with and recommending any changes to the Company's Corporate Governance Guidelines. A report on the committee's activities begins on page 14 of this proxy statement.

Management Committee

The Board of Directors also has authorized a Management Committee which is chaired by Mr. Kennedy and on which Messrs. Rogers and Bernard and other senior officers of the Company are members. The committee is responsible for guiding, implementing, and reviewing major policy and operating initiatives of the Company. The committee reports to the Board on the management and operation of the Company through Messrs. Kennedy, Rogers, and Bernard. Other members of the committee are William J. Stromberg, our head of equity; Michael C. Gitlin, our head of fixed income; Christopher D. Alderson, our head of international equity; and John D. Linehan, our head of U.S. equity. Each of these members brings extensive experience and wisdom to the management and leadership of the Company.

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for periodically reviewing non-employee director compensation and benefits and recommends changes, if appropriate, to the full Board based upon competitive market practices. In conducting its review, it consults, as needed, with Cook & Co. or other independent consultants as well as the Executive Compensation Committee, as appropriate, to establish whether such compensation is adequate. The following paragraphs detail the compensation and benefits provided to our non-employee directors in 2013. The Board has approved an increase in the annual retainer to $100,000 beginning in 2014. All other components of the existing fee structure will continue in 2014.

Equity-Based Compensation

Pursuant to the 2007 Non-Employee Director Equity Plan (the 2007 Plan), each newly elected Board member is awarded an initial grant of their choice of 4,200 restricted shares or restricted stock units that vest over a one-year period. In each subsequent year, each non-employee director is awarded semi-annual grants of their choice of options to acquire 4,200 common shares of Price Group, 1,250 restricted shares, or 1,250 stock units.

Each non-employee director must elect the type of award to be granted under the 2007 Plan by filing an election form with the treasurer of Price Group. The election form remains in effect from year-to-year unless a new election form is filed by December 31 of the year preceding the calendar year for which the modification takes effect. These periodic grants will be made as of the close of business on the third business day following the release of Price Group's first and third quarter earnings. Each of the award types vest, and in the case of options, become exercisable upon the earliest of the non-employee director's death, one year after the grant date, or the day before the annual meeting held in the calendar year after the year in which the grant is made, provided the director continues to be a member of the Board on the applicable date. Options are granted at the fair market value on the dates of grant, can be exercised up to five years after the director is no longer serving on the Board, and have a maximum term of 10 years from the date of grant. Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director's separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional vested stock units. The 2007 Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change-in-control of Price Group. Upon a change-in-control, any outstanding stock units will be settled in cash or shares at the discretion of the Board of Directors.

Ownership and Retention Guidelines

Each non-employee director is required to hold shares of our common stock having a value equal to three times his or her current cash retainer within five years of the director's appointment to the Board. Directors currently on the board have an ownership goal of $225,000. Directors who join the Board in the future will have an ownership goal of three times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested restricted shares and outstanding stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director's service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the 2007 Plan. Net gain shares are the shares remaining after payment of the option exercise price and taxes owed with respect to the exercise or vesting event. In addition, net gain shares realized under the Plan after the ownership goal is achieved are expected to be held for two years prior to sale or other transfer, but not beyond the end of the director's service on the Board. All of our directors have achieved and maintain the ownership goal as of the date of this proxy statement.

Fees and Other Compensation

In addition to the equity-based awards, non-employee directors received the following in 2013:

•	An annual retainer of $75,000;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $15,000 for the Lead Director;

•	A fee of $20,000 and $5,000, for the chairperson of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $10,000 for the chairperson of the Executive Compensation Committee;

•	A fee of $10,000 for the chairperson of the Nominating and Corporate Governance Committee;

•
Directors and all U.S. employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2013, non-employee directors were eligible to have up to $10,000 matched;

•
The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at each meeting of the Board of Directors and its committees and related activities, including director education courses and materials; and

•	The reimbursement of spousal travel to and participation in events held in connection with the annual joint Price Group and Price funds' Board of Directors meeting.

Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have their payment deferred. Both Dr. Hrabowski and Senator Snowe elected to have their 2013 director fees deferred to 2014.

2013 Director Compensation(1)

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board of Directors during 2013. Directors who are also officers of Price Group do not receive separate directors' fees and have been omitted from this table since they appear in our Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
		(2)(3)(4)	(2)(3)(4)	(5)
Mark S. Bartlett(6)	$6,667	$330,162		$—	$336,829
James T. Brady	$101,500	$186,925		$10,000	$298,425
J. Alfred Broaddus, Jr.(6)	$37,667	$5,933		$—	$43,600
Mary K. Bush	$91,500	$195,088		$10,000	$296,588
Donald B. Hebb, Jr.	$94,500	$186,925		$10,000	$291,425
Dr. Freeman A. Hrabowski, III(6)	$93,750	$306,902		$10,000	$410,652
Robert F. MacLellan	$109,250	$6,561	$170,016	$10,000	$295,827
Olympia J. Snowe(6)	$48,250	$305,256		$10,000	$363,506
Dr. Alfred Sommer	$115,750	$203,209		$10,000	$328,959
Dwight S. Taylor	$108,000	$212,749		$10,000	$330,749
Anne Marie Whittemore	$94,500	$188,832		$10,000	$293,332

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2013. All other columns have been omitted.

(2)
Represents the aggregate grant date fair value of equity awards granted to each non-employee director in 2013. The grant date fair value of stock awards was measured using the grant date market price per share of Price Group's common stock. The grant date fair value of options was computed using the Black-Scholes option-pricing model and the following weighted average assumptions:

Expected life in years	6.8
Expected volatility	32.5%
Dividend yield	2.1%
Risk-free interest rate	1.4%

(3)
The following table represents the equity awards granted to each of the non-employee directors named above in 2013 and their corresponding grant date fair value as determined by the methodologies discussed in footnote two above. The holders of stock units also receive dividend equivalents in the form of additional vested stock units on each of the Company's dividend payment dates.

Director	Grant Date	Number of Restricted Shares	Number of Restricted Units	Number of Securities Underlying Options	Exercise Price of Option Awards per Share	Grant Date Fair Value of Stock and Option Awards
Mr. Bartlett	12/11/2013	4,200				$330,162
Messrs. Brady and Hebb	4/29/2013	1,250				$89,350
	10/29/2013	1,250				$97,575
Mr. Broaddus	3/27/2013		80			$5,933
Ms. Bush	3/27/2013		21			$1,552
	4/29/2013		1,250			$89,350
	6/27/2013		28			$2,035
	9/27/2013		28			$2,045
	10/29/2013		1,250			$97,575
	12/27/2013		30			$2,531
Dr. Hrabowski	2/4/2013		4,200			$300,468
	3/27/2013		22			$1,596
	6/27/2013		22			$1,604
	9/27/2013		22			$1,613
	12/27/2013		19			$1,621
Mr. MacLellan	3/27/2013		22			$1,628
	4/29/2013			4,200	$71.48	$78,960
	6/27/2013		22			$1,636
	9/27/2013		23			$1,644
	10/29/2013			4,200	$78.06	$91,056
	12/27/2013		20			$1,653
Senator Snowe	6/20/2013	4,200				$305,256
Dr. Sommer	3/27/2013		54			$4,040
	4/29/2013	1,250				$89,350
	6/27/2013		55			$4,060
	9/27/2013		56			$4,081
	10/29/2013	1,250				$97,575
	12/27/2013		49			$4,103
Mr. Taylor	3/27/2013		80			$5,933
	4/29/2013		1,250			$89,350
	6/27/2013		87			$6,438
	9/27/2013		89			$6,472
	10/29/2013		1,250			$97,575
	12/27/2013		84			$6,981
Ms. Whittemore	4/29/2013		1,250			$89,350
	6/27/2013		6			$475
	9/27/2013		7			$477
	10/29/2013		1,250			$97,575
	12/27/2013		11			$955

(4)	The following table represents the aggregate number of equity awards outstanding as of December 31, 2013.

Director	Unvested Stock Awards	Unvested Stock Units	Unexercised Option Awards	Total	Vested Stock Units
Mark S. Bartlett	4,200			4,200
James T. Brady	2,500			2,500
J. Alfred Broaddus, Jr.			12,186	12,186
Mary K. Bush		2,500		2,500	4,191
Donald B. Hebb, Jr.	2,500		12,186	14,686
Dr. Freeman A. Hrabowski, III		4,200		4,200	85
Robert F. MacLellan			24,648	24,648	4,370
Olympia J. Snowe	4,200			4,200
Dr. Alfred Sommer	2,500		12,186	14,686	10,846
Dwight S. Taylor		2,500		2,500	15,954
Anne Marie Whittemore		2,500	64,992	67,492	24

(5)	Personal gifts matched by our sponsored T. Rowe Price Foundation to qualified charitable organizations.

(6)
The fees earned or paid in cash are for a partial year. Mr. Broaddus retired from the Board at the 2013 annual meeting of stockholders, Dr. Hrabowski was elected to the Board on January 3, 2013, Senator Snowe was elected to the Board on June 20, 2013, and Mr. Bartlett was elected to the Board on December 11, 2013.

Report of the Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has general oversight responsibility for the assessment and recruitment of new director candidates, as well as the evaluation of director and Board performance and oversight of governance matters for the Company. We also monitor regulatory and other developments in the governance area with a view towards both legal compliance and maintaining governance practices at the Company consistent with what we consider to be best practices. Specific actions taken during 2013 are set forth below.

Corporate Governance Developments in 2013

Election of New Directors

During 2013, we reviewed possible director candidates consistent with our judgment that we should add one or more additional independent directors to our Board, particularly in light of recent and expected retirements by Board members. In this regard, Al Broaddus, a longstanding director, retired in April 2013, and another longstanding director and chair of our Audit Committee, James Brady, will retire at this annual meeting. In light of these retirements, over the last two years we focused on identifying new directors with skills and backgrounds to replace capabilities lost and to add new capabilities, experience, and diversity to the Board. As a result, our Nominating and Corporate Governance Committee nominated, and our Board elected, Dr. Hrabowski to the Board effective January 3, 2013, Senator Snowe to the Board effective June 20, 2013, and Mr. Bartlett to the Board effective December 11, 2013. These additions follow the addition of Ms. Bush in 2012. Dr. Hrabowski, Senator Snowe, and Mr. Bartlett were appointed to serve as members of the Executive Compensation Committee. Mr. Bartlett and Dr. Hrabowski were also appointed to serve as members of the Audit Committee. We expect to continue to consider possible additions to our Board in 2014.

Board Evaluations

In January 2014, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2013. We discussed the results of our evaluations at our meeting on February 19, 2014, and provided a full report to the Board. We plan to continue to conduct evaluations each year and to periodically modify our procedures to ensure we receive candid feedback and are responsive to future developments.

Board Leadership

The Lead Director role was created in 2004 and has continually developed since that time. The Lead Director chairs Board meetings at which the chairperson is not present, approves Board agendas and meeting schedules, and oversees Board materials distributed in advance of Board meetings. The Lead Director also calls meetings of the independent directors, chairs all executive sessions of the independent directors, and acts as liaison between the independent directors and management. The Lead Director is available to the chief legal officer to discuss and, as necessary, respond to stockholder communications to the Board.

We believe that the Lead Director role in conjunction with the designation of Mr. Rogers as chairman of the Board, Mr. Bernard as vice chairman of the Board, and Mr. Kennedy as chief executive officer and president, is an appropriate and effective organizational structure for Price Group. Given the nature of our Company and the importance of consensus among the senior management team to the overall direction and performance of the Company, senior management of the Company traditionally has been allocated among multiple individuals rather than assigning all of these functions to a single person. In this regard, we think it is important for there to be clarity regarding the shared roles and responsibilities and for senior management to have titles that reflect this approach. Accordingly, Mr. Rogers, who is the chairman and presides at all director and stockholder meetings and is authorized to call and in consultation with the Lead Director set the agenda for those meetings, is also the Company's chief investment officer and a senior portfolio manager. Mr. Bernard, the vice chairman, has primary responsibility for marketing, distribution, client service, technology, and communication activities, as well as the Company's relationship with its sponsored mutual fund Boards. Mr. Kennedy, as chief executive officer and president, has overall responsibility for management and direction of the Company and works closely with the balance of the Management Committee with respect to their various areas of responsibility. Messrs. Rogers, Bernard, and Kennedy serve on the Board, which we believe provides our independent directors with increased exposure to senior management, as well as greater insight into the activities of the Company. The Company continues to develop other senior leaders of the firm through their participation as members of our Management Committee and through other involvement in the senior management of the Company and exposure to members of the Board.

The Company has a strong, independent Board with three-quarters of the members deemed independent under NASDAQ standards. Every member of the Board is a valued contributor and the fact that the chairman and vice chairman are also Company employees does not diminish the influence of the nine independent directors. In addition, this committee, the Audit Committee, and the Executive Compensation Committee are all comprised entirely of independent directors, and the Lead Director has significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that this structure serves well the interests of the Company and its stockholders.

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, we provide an informal orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company as well as the Board's expectations for its directors. Each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors in understanding the Company and its industry and maintaining the level of expertise required for the director, the Company will, from time to time and at least annually, offer Company-sponsored continuing education programs or presentations in addition to briefings during Board meetings relating to the competitive and industry environment and the Company's goals and strategies.

The Board has joined the National Association of Corporate Directors, which provides resources that help directors strengthen board leadership. Each director is encouraged to participate at least once every three years in continuing education programs for public-company directors sponsored by nationally recognized educational organizations not affiliated with the Company. The cost of all such continuing education is paid for by the Company. We currently are working with the National Association of Corporate Directors to develop a customized program for June 2014 which will be offered to all of our directors.

Director Qualifications and the Nominations Process

We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely consider whether additional independent directors should be added to the Board and may add new members in the future. As reflected by recent additions to our Board, in considering the need for additional independent directors we consider any expected Board departures and retirements and factor succession planning for the Board members into our deliberations, with particular reference to specific skills and capabilities of departing Board members.

This committee supervises the nomination process for directors. We consider the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their re-nomination each year. In considering diversity, we consider diversity of background and experience as well as ethnic and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to any particular nominee. In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates.

We identify potential candidates principally through suggestions from the Company's directors and senior management. The chief executive officer and Board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders as described below.

In evaluating potential candidates, we consider independence from management, background, experience, expertise, commitment, diversity, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, as well as take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by NASDAQ and by the SEC and other applicable law. Candidates expected to serve on this committee or the Executive Compensation Committee must meet independence qualifications set out by NASDAQ, and members of the Executive Compensation Committee must also meet additional independence tests imposed by NASDAQ. Our evaluations of potential directors include, among other things, an assessment of a candidate's background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms and must stand for re-election annually.

We followed the principles and criteria outlined in this section in selecting Dr. Hrabowski, Senator Snowe, and Mr. Bartlett to join our Board of Directors in 2013.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders

Recommendations

A stockholder who wishes to recommend a candidate for the Board should send a letter to the chairperson of this committee at the Company's principal executive offices providing (i) information relevant to the candidate's satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (ii) information that would be required for a director nomination under Section 1.11 of the Company's Amended and Restated By-Laws. The committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

Nominations

Section 1.11 of Price Group's Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws as of February 12, 2009, filed with the SEC on February 17, 2009, as Exhibit 3(ii) to a Current Report on Form 8-K.

Dr. Alfred Sommer, Chairman
Mary K. Bush
Donald B. Hebb, Jr.
Anne Marie Whittemore

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of 5% Beneficial Owners

To our knowledge, there are the following beneficial owners of more than 5% of our outstanding common stock as of February 21, 2014.

Name and Address	Amount and Nature of Beneficial Ownership			Percent of Class
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	13,631,511	shares	(1)	5.19%

State Street Corporation
State Street Financial Center
One Lincoln Street
Boston, MA 02111	13,503,864	shares	(2)	5.14%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	14,162,715	shares	(3)	5.39%

(1)
Based solely on information contained in a Schedule 13G/A filed with the SEC on January 30, 2014, by BlackRock, Inc. Of the 13,631,511 shares beneficially owned, BlackRock, Inc. has sole power to vote or direct the vote of 11,151,846 shares and sole power to dispose or to direct the disposition of 13,631,511 shares.

(2)
Based solely on information contained in a Schedule 13G filed with the SEC on February 4, 2014, by State Street Corporation. State Street Corporation has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 13,503,864 shares.

(3)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014, by The Vanguard Group. Of the 14,162,715 shares beneficially owned, The Vanguard Group has sole power to vote or direct the vote of 425,635 shares, sole power to dispose or to direct the disposition of 13,768,139 shares, and shared power to dispose or to direct the disposition of 394,576 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 21, 2014, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table on page 29, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all options exercisable by such individual or group within 60 days of the record date and the settlement of restricted stock units that are vested or will vest within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class (1)
Mark S. Bartlett	4,200	(2)	*
Edward C. Bernard	2,483,886	(3)	*
James T. Brady	24,566	(4)	*
Mary K. Bush	6,691	(5)	*
Donald B. Hebb, Jr.	72,582	(6)	*
Dr. Freeman A. Hrabowski, III	46,325	(7)	*
James A.C. Kennedy	3,357,288	(8)	1.3%
Robert F. MacLellan	29,018	(9)	*
Kenneth V. Moreland	244,618	(10)	*
Brian C. Rogers	2,926,711	(11)	1.1%
Olympia J. Snowe	4,200	(12)	*
Dr. Alfred Sommer	30,332	(13)	*
William J. Stromberg	1,282,153	(14)	*
Dwight S. Taylor	19,654	(15)	*
Anne Marie Whittemore	74,238	(16)	*

Directors & All Executive Officers as a Group (20 persons)	12,351,437	(17)	4.7%

(1)	Beneficial ownership of less than one percent is represented by an asterisk(*).

(2)	Includes 4,200 unvested restricted stock awards.

(3)
Includes 605,701 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options. Also includes (i) 279,463 shares held in a family trust and 60,500 shares held by a member of Mr. Bernard's family, and (ii) 958,842 shares held by trusts for which Mr. Bernard is a trustee and disclaims beneficial ownership. Neither he nor any member of his family has any economic interest.

(4)	Includes 2,500 unvested restricted stock awards.

(5)	Includes 6,691 stock units that are vested or will vest within 60 days and will be settled in shares of the Company's common stock upon Ms. Bush's separation from the Board.

(6)	Includes 12,186 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options, 2,500 unvested restricted stock awards, and 37,725 shares held in a family trust.

(7)
Includes 42,040 shares held by a member of Dr. Hrabowski's family. Also includes 4,285 stock units that are vested or will vest within 60 days and will be settled in shares of the Company's common stock upon Dr. Hrabowski's separation from the Board.

(8)
Includes 1,322,799 shares held in trusts or by a limited liability company controlled by Mr. Kennedy. Also includes (i) 528,558 shares that may be acquired by Mr. Kennedy within 60 days upon the exercise of stock options, (ii) 60,937 shares that may be acquired by a limited liability company controlled by Mr. Kennedy within 60 days upon the exercise of stock options, and (iii) 40,000 shares held by trusts for which Mr. Kennedy is a trustee and disclaims beneficial ownership. Neither he nor any member of his family has any economic interest.

(9)
Includes 24,648 shares that may be acquired by Mr. MacLellan within 60 days upon the exercise of stock options and 4,370 vested stock units that will be settled in shares of the Company's common stock upon Mr. MacLellan's separation from the Board.

(10)	Includes 178,844 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.

(11)
Includes 460,511 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options, 200,000 shares held by a member of Mr. Rogers' family, and 150,000 shares held in a family trust in which he disclaims beneficial ownership.

(12)	Includes 4,200 unvested restricted stock awards.

(13)
Includes 12,186 shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options, 2,500 unvested restricted stock awards, and 10,846 vested stock units that will be settled in shares of the Company's common stock upon Dr. Sommer's separation from the Board.

(14)	Includes 359,718 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options and 96,000 shares held in trust for which Mr. Stromberg controls.

(15)	Includes 18,454 stock units that are vested or will vest within 60 days and will be settled in shares of the Company's common stock upon Mr. Taylor's separation from the Board.

(16)
Includes 64,992 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options and 2,524 stock units that are vested or will vest within 60 days and will be settled in shares of the Company's common stock upon Ms. Whittemore's separation from the Board.

(17)
Includes 3,356,557 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options, 55,602 unvested restricted stock awards held by certain directors and executive officers, 18,000 unvested and unearned performance-based restricted stock awards held by certain executive officers, and 47,170 stock units held by six of the non-employee directors that are vested or will vest within 60 days and will be settled in shares of the Company's common stock upon their separation from the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all filing requirements were met during the calendar year 2013, except that Dr. Freeman A. Hrabowski, III, an independent director, inadvertently disclosed the incorrect amount of indirect ownership of T. Rowe Price Group stock on Form 3 on January 11, 2013, which was corrected in a subsequently filed amendment to the Form 3 on October 17, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information about the calendar year 2013 compensation program for our named executive officers (NEOs) listed in our Summary Compensation Table on page 29. This section explains how the Executive Compensation Committee made its compensation decisions for our NEOs for 2013, and addresses the principal elements of our approach to executive compensation. Please also consult the compensation tables beginning on page 29 for more detailed information.

General

Our NEO compensation programs are designed to satisfy two core objectives:

•	attracting and retaining talented and highly skilled management professionals with deep experience in investments and client service; and

•
maintaining a close commonality of interests between our management professionals and our stockholders by fostering a prudent approach to corporate performance and the control of risk in the enterprise, and linking their total compensation to our long-term success.

We strive to maintain the highest levels of performance within the investment management and financial services industries. Success in these sectors requires the leadership of experienced managers with extensive and specialized training and expertise. There is significant competition for available talent. This environment places an emphasis on retaining our current executive leadership, as well as our investment professionals and other key employees in order to maintain our strong investment performance and develop our next generation of leaders from within the Company's ranks. We believe a focus on developing our executive leadership from within enhances our long-term stability and performance and is a significant benefit to our stockholders. Each of our NEOs is an invaluable resource, and over many years with us they have developed as a cohesive, complementary, and effective management team. It is imperative that our NEO compensation program remains responsive to the current environment and is competitive in comparison to peer companies and other available investment oriented opportunities.

We believe that NEO compensation should be straight-forward, goal-oriented, long-term focused, transparent, and consistent with the interests of our stockholders. In addition, NEO compensation should be linked directly to our overall corporate performance and positioning, as well as our success in achieving our long-term strategic goals. Our compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and deferred equity awards.

As illustrated below using total compensation for the last three years, NEO compensation is primarily based on incentive compensation, with the intention that base salaries constitute a base level of compensation that is a relatively small portion of overall compensation.

Our compensation programs recognize both short-term and long-term success, with a focus in administering our NEO compensation programs on rewarding the intermediate and long-term performance of our NEOs, as measured by the financial performance and financial stability of Price Group, the three-, five- and ten-year relative investment performance of our U.S. mutual funds and other investment portfolios, and the performance of our NEOs against goals and objectives. Our compensation programs are also designed to reward for intangible contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and the collaboration within that team. In addition, our equity incentive plans are designed to create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

Governance Practices

At the 2013 Annual Meeting, our stockholders had the opportunity to cast a non-binding advisory vote on the compensation of the NEOs. Nearly 99% of the shares voted at the meeting approved the compensation paid to our NEOs. The Executive Compensation Committee welcomed this feedback and considers it supportive of our approach to base a significant portion of the compensation received by our executive officers on our long-term performance. The Executive Compensation Committee will continue to implement and maintain practices in our compensation program and related areas which reflect responsible corporate governance. These practices include the following:

•
All of our independent directors serve on the Executive Compensation Committee, promoting full engagement by our Board of Directors on executive compensation matters. No management directors serve on the Executive Compensation Committee.

•	Our executive officers abide by significant stock ownership and retention requirements and maintain stock ownership levels well in excess of those requirements.

•	Our executive officers are prohibited from short sales involving company stock or hedging to offset a possible decrease in the market value of our stock held by them.

•	Our equity grant program for our NEOs includes restricted stock units that are subject to a performance-based vesting threshold with a twelve-month performance period.

•	We have a recoupment policy that applies to both cash incentive and equity awards in the event we make a material restatement of the Company's financial results (see page 28).

•	None of our executive officers has an employment contract, severance, or change-in-control agreement.

•	Equity incentive awards granted under our 2012 Long-Term Incentive Plan provide for “double trigger” vesting acceleration in the event we are acquired or taken over by another company (see page 27).

•	We do not have any supplemental retirement benefits.

•	We do not provide tax “gross-ups” to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy.

•	Dividends on our performance-based equity awards are accrued during the performance period and only paid on those equity awards earned.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

•	We do not provide significant perquisites and other personal benefits to our executive officers.

•	Our Executive Compensation Committee has engaged an independent compensation consultant that has no other ties to the Company or its management.

•	We have in place a robust risk management program designed to identify, evaluate, and control risks, and our compensation and stock ownership programs work within this risk management system.

2013 Overview

In evaluating compensation, we consistently view our Company, its business, and its performance for our stockholders on a long-term basis. We have delivered strong investment and client service performance for our clients over the past one, three, five, and ten years; though not in every portfolio and not over every time period. Our clients are generally very satisfied. Consistent with that outcome, we have continued to invest to strengthen and to build more depth and breadth in our teams.

The environment our Company faces each year also must be considered when viewing yearly compensation decisions. In 2013, equity markets were generally very strong in most developed markets, accompanied by relatively high volatility. With our strong investment performance, combined with market appreciation, we ended 2013 with record assets under management of $692.4 billion at December 31, 2013, record net revenues, and record net income. Indeed, as reflected below, relative to most metrics the Company performed favorably during 2013 and continues to maintain a very strong financial position with ample liquidity and no debt. We also increased our regular annual dividend for the 27th consecutive year, by almost 12%. The average increase in our annual regular dividend has been 16% over the last 10 years and 19% over the last 25 years.

	2012	2013	Percent Change
(in millions, except assets under management and per-share data)

Assets under management at December 31 (in billions)	$577	$692	20%
Average assets under management at December 31 (in billions)	$549	$634	15%

Net revenues	$3,023	$3,484	15%
Net operating income	$1,364	$1,637	20%
Net income	$884	$1,048	19%
Operating cash flow	$903	$1,233	37%

Diluted earnings per share	$3.36	$3.90	16%
Stockholders' Equity at December 31	$3,846	$4,818	25%

Total NEO Compensation (in millions)	$33	$34	3%

Despite the strong financial performance in 2013, we were disappointed by net cash outflows from our assets under management of $12 billion during the year as certain institutional and intermediary clients changed their investment objectives, repositioned their strategy allocations, or experienced relative investment performance challenges in their portfolios. A significant portion of redemptions were concentrated among a few large institutional clients. In addition, we saw an uptick in turnover of some of our professionals during 2013. While management has taken steps to address these issues, it was felt that the change in year-end bonus compensation for top management ought to be more subdued for 2013, especially relative to the individuals and teams who performed so well for our clients and shareholders.

We increased the total compensation paid to our NEOs by 3% primarily through a small increase in the total dollar allocation under their cash incentive bonus plan. As shown in the table above, the increase in total compensation was significantly less than the annual percentage increase in our net revenues, net operating income, net income, and diluted earnings per share. The year-over-year change in total compensation for those NEOs has also been impacted by the phased reduction in equity-based grants awarded to our senior NEOs. We are reducing equity-based grants for our senior NEOs in a series of steps given their significant holdings in the Company's common stock that were built over their careers.

In sum, we believe that our compensation decisions for 2013 appropriately reward our NEOs in light of our overall positive performance while also spreading the total available annual bonus pool across the Company, with a special emphasis on the compensation of key personnel below the NEO level. We also believe that our compensation decisions are consistent with the long-term interests of our stockholders.

Risk Management and the Alignment of Management with the Stockholders

In determining the structure of our executive compensation program and the appropriate levels of incentive opportunities, the Executive Compensation Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to manage risk and protect stockholder returns. While the design of our executive compensation program is primarily performance-based, we believe that it does not encourage excessive risk-taking. Ongoing and active discussions with management regarding progress on short- and long-term goals enables informed decisions while avoiding the risks that can be associated with managing short-term results to achieve pre-determined formulaic outcomes. Our executive compensation program is designed to provide officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the Company over time. We believe that our equity program as well as our stock ownership guidelines and the very significant stock ownership of our senior NEOs create important linkages between the financial interests of our executives and the long-term performance of the Company and mitigate any incentive to disregard risks in return for potential short-term gains. In addition, the Company has in place a robust risk management program designed to identify, evaluate, and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the Chief Executive Officer, the Audit Committee, and the full Board of Directors. We believe that our compensation and stock ownership programs work within this risk management system.

Role of Independent Compensation Consultant

Our Executive Compensation Committee is responsible for determining the compensation of our NEOs. Frederic W. Cook & Co., Inc. (Cook & Co.) has served as the Executive Compensation Committee's independent compensation consultant for many years based on its national recognition as an independent compensation consultant with broad experience in advising compensation committees, its in-depth understanding of investor perspectives on compensation, its long experience in working with the Committee, and its detailed familiarity with our compensation programs and policies. The Executive Compensation Committee, from time to time, reviews our relationship with Cook & Co. and reaffirms their appointment as the Executive Compensation Committee's independent consultant.

Cook & Co. periodically provides the Executive Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries generally. A representative from Cook & Co. attended and made a presentation to the Executive Compensation Committee on these matters at a meeting in October 2013. Cook & Co. also provides guidance and assistance to the Executive Compensation Committee as it makes its compensation decisions, either directly to the full Executive Compensation Committee or through conversations with the committee's chairman. Cook & Co. has not provided any services to the Company other than those it provides to the Executive Compensation Committee in its role as independent consultant. The Executive Compensation Committee has assessed the independence of Cook & Co. pursuant to SEC rules and concluded that the work performed by Cook & Co. does not raise any conflicts of interest.

Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not make public the compensation data of their top executive officers. The Executive Compensation Committee receives input from the chief executive officer and other senior executive officers of the Company regarding competitive compensation data, including access to information provided by McLagan Partners to assist senior management in formulating compensation programs and levels for our senior officers who are not NEOs. McLagan Partners has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by investment position across multiple companies without specifically identifying information for a particular company. The Management Compensation Committee, a committee made up of senior management of the Company, uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared by management with the Executive Compensation Committee. McLagan Partners is retained by the Management Compensation Committee, not by the Executive Compensation Committee, and does not act as a compensation consultant to the Executive Compensation Committee.

You can find more information regarding our Executive Compensation Committee and how it operates on page 9.

Base Salary

We pay base salaries to our NEOs at amounts that historically have constituted less than 30% of total compensation for most of our NEOs, so that the substantial majority of NEO compensation is dependent on incentive awards. Each of our NEOs was paid a base salary of $350,000 for 2013. This level of base salary is consistent with the base salary paid to our most senior personnel and has not changed since 2005.

Incentive Compensation

We have an annual incentive compensation program that results in cash incentive bonus payments to our NEOs after review and finalization by the Executive Compensation Committee based on both current and long-term performance. We also have an equity incentive program that is designed to provide equity compensation primarily linked to longer-term performance. We believe that our cash incentive and equity compensation programs are critical to maintaining the competitiveness of our compensation arrangements, particularly given the absence of supplemental benefits and plans.

Goals, Objectives, and Performance Evaluation

At the beginning of each year, the Executive Compensation Committee identifies goals and objectives for the NEOs and other senior management for the upcoming year that guide our cash and equity incentive programs. Some of the objectives are relatively consistent from year-to-year, while others will vary depending upon the initiatives that will be undertaken in that year. Accordingly, some of the goals are longer term in nature and others are specifically focused on annual or other short-term objectives. All are designed to be consistent with an overall strategy to manage the Company toward attainment of certain long-term objectives and to promote a team-oriented structure that operates in the best interests of clients, associates, and stockholders. Taking into account the unique challenges of an investment management firm, goals and objectives are intended to optimize management's effectiveness in managing factors within its control, while positioning the Company to successfully navigate market volatility and other external factors beyond management's control.

Long-term goals that apply every year include the objective to recruit, develop, and retain diverse associates of the highest quality while creating an environment of collaboration among employees and appropriately rewarding individual achievements and initiatives. This focus on our associates is intended to create a combination of talent, culture, and processes that will allow us to achieve superior investment results, market our products effectively, and deliver superior service on a global basis. Specific goals and objectives established for 2013, and against which performance of our NEOs was judged at year-end, primarily consisted of the following:

•
Sustain the strong relative investment results of our investment portfolios, with a specific goal to have at least two-thirds of our investment portfolios above their respective benchmarks over the long term;

•
Develop strong investment professionals, processes, and investment capabilities to support our long-term diversified investment strategy, while managing capacity challenges and integrating significant analyst additions in fixed income and international equities;

•
Sustain and enhance our diversified distribution strategy and capabilities, including targeting new opportunities for growth in the institutional and intermediary markets globally as well as growing individual and retirement plan assets;

•	Continue to enhance our organizational, systems, and risk management capabilities to effectively manage the increasing scope and complexity of our business in a global context;

•	Maintain our reputation for integrity, as well as our positive brand image and competitive name awareness;

•
Continue our focus on enterprise-wide efforts to develop human talent and capabilities and to encourage a diverse and collaborative work force, including identification, development, and training of future leaders;

•	Monitor compensation practices and modify compensation plans as appropriate to attract, retain, and properly reward top talent; and

•	Manage our financial position and financial performance to balance short-term financial results with the need to continuously invest in long-term capabilities.

In assessing the performance of our NEOs during 2013, the Executive Compensation Committee considered performance against these and other objectives. The Executive Compensation Committee further noted the following:

•
Our relative investment performance continued at a very favorable level with 76% of our Price funds across their share classes outperforming their comparable Lipper averages on a total return basis for the three-year period ended December 31, 2013, 77% outperforming for the five-year period, 82% outperforming for the 10-year period, and 71% outperforming for the one-year period. In addition, Morningstar awarded four or five stars to funds accounting for nearly 78% of our rated funds' assets under management. The performance of our institutional strategies against their benchmarks was substantially similar.

•
We continued to increase the size and quality of our investment team around the world and deepened the collaboration across that team. Specifically, we have increased the number of our investment professionals by 23% over the five-year period ended December 31, 2013, with a significant focus on enhancing our capabilities both for global equity research and for fixed income generally. We hired a new head of our International Fixed Income division. Our turnover of professional staff is typically quite low especially relative to competitors, but we experienced a modest uptick in 2013.

•	We continued to expand our investment offerings during 2013, including two new asset allocation products, as well as additional institutional fixed-income products.

•
We had overall net cash outflows in 2013 for the first time since 2001. The vast majority of the $12 billion in net cash outflows in 2013 were concentrated among a few institutional and intermediary clients that changed their investment objectives, repositioned their strategy allocations, or experienced relative investment performance challenges in their portfolios.

•
We continued to distribute across multiple channels of distribution and continue to maintain high client satisfaction levels. During 2013, management conducted a thorough review of our distribution strategies and organization, and we developed plans to broaden and deepen the Company's coverage globally in the coming year.

•
We continued to make significant investments in our infrastructure, including new technology capabilities, digital and mobile capabilities, as well as data and risk management initiatives, to enhance our ability to perform for our clients and stockholders in the years to come. We also opened two new buildings located in the firm's Owings Mills, Maryland campus.

•	We continued to build learning programs that are focused on the development of our associates and hired a new Head of Diversity to continue the expansion of our diversity initiatives.

•	Our total assets under management finished the year at a record $692.4 billion, an increase of $115.6 billion, or 20.0%, from the year ended 2012.

•
Advisory revenues for the year were a record $3.0 billion, representing an increase of 16.6% from 2012, while operating expenses increased 11.4% year-over-year, resulting in a higher operating margin in 2013 of 47.0%. Return on equity of 24% in 2013 is flat to 2012, but up from the average 22% over the previous decade.

•	Our overall financial condition remained very strong, as we finished the year with $4.8 billion of stockholders' equity, $3.0 billion of cash and sponsored portfolio fund holdings, and no debt.

•
We increased the regular annual dividend payout to our stockholders in 2013 for the 27th consecutive year by nearly 12% and spent $14.1 million to repurchase 200,000 shares of our common stock at an average price of $70.78 per share.

Competitive Positioning

The Executive Compensation Committee periodically reviews competitive data regarding compensation at peer companies in the investment management industry. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in the asset management and financial services industry. We use the information developed by management using proxy data for peer group companies and survey data provided by McLagan Partners about the competitive market for senior management to gain a general understanding of current compensation practices. In this regard, the Executive Compensation Committee reviewed compensation data for a competitive group comprised of the nine asset management companies listed below:

Affiliated Managers Group, Inc.	Franklin Resources, Inc.
AllianceBernstein L.P.	Invesco Ltd.
BlackRock, Inc.	Janus Capital Group Inc.
Eaton Vance Corp.	Legg Mason, Inc.
Federated Investors, Inc.

The companies making up the peer group listed above were selected because they are public company traditional asset managers with assets under management in excess of $150 billion. The Executive Compensation Committee continuously reviews the composition of this peer group to analyze our executive compensation program and determine whether any changes should be made. In addition to specific information on these companies, the Executive Compensation Committee reviewed aggregated summary compensation data based on information from surveys that include some of the peer companies listed above as well as other public and non-public companies with which we compete for executive talent, including the Capital Group, Fidelity, Goldman Sachs, MFS, Oppenheimer, PIMCO, Putnam, Vanguard, Wellington, and Western Asset Management.

Cash Incentive Compensation

We have an annual bonus pool which is administered by our Management Compensation Committee and used to provide cash incentive compensation to our employees generally. All employees are eligible to participate in this bonus pool and over 5,400 employees participated in 2013. The Executive Compensation Committee is involved in determining the total amount allocated to this bonus pool, which typically is considered in multiple conversations throughout the year between the Executive Compensation Committee and members of the Management Compensation Committee. The size of the overall pool is determined based on the Company's financial, reputational, and operational success over time, with a focus on valuing performance that serves the needs of our clients and the best long-term interests of our stockholders. Multiple years are considered to determine relevant performance and the size of the bonus pool which helps keep our employees focused on long-term performance for our clients and stockholders and reduces in some respects the year-to-year volatility of the aggregate pool. In addition, the Executive Compensation Committee considers the Company's investment performance and service quality for clients, as well as progress toward stated objectives relating to the Company's long-term strategies. Year-to-year increases in the pool are also dictated by the need to remain competitive to retain our key personnel.

Within our firm's overall annual bonus program we have an Annual Incentive Compensation Pool that sets maximum bonus amounts for the NEOs and other senior executives, based entirely on the financial performance of the Company. This pool is administered solely by the Executive Compensation Committee, but amounts awarded under the Annual Incentive Compensation Pool are considered to be a part of the overall annual bonus program in which all employees of the Company are eligible to participate. The Annual Incentive Compensation Pool is designed to determine the maximum bonus for an NEO based on our performance and to permit bonuses paid to our NEOs to qualify for a federal income tax deduction under Section 162(m) of the Internal Revenue Code. It provides for a cash pool based on “adjusted earnings,” which is defined as income before income taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items, any charge relating to goodwill, and the effect of changes in accounting policy. The Annual Incentive Compensation Pool is based on a percentage of adjusted earnings in order to align the size of the pool with the annual performance of the Company. The maximum bonus pool under the Annual Incentive Compensation Pool is an amount equal to 6% of the first $50 million of “adjusted earnings,” plus 8% of the amount by which “adjusted earnings” exceed $50 million. The Annual Incentive Compensation Pool for 2013 was $135.0 million, an increase of 19% over the pool for 2012 of $113.8 million.

Early in 2013, the Executive Compensation Committee approved the participation of Messrs. Kennedy and Rogers each at a level of up to 16% of the Annual Incentive Compensation Pool, Mr. Bernard at a level of up to 15%, Mr. Stromberg at a level of up to 14%, and Mr. Moreland at a level of up to 5% of the pool. Other senior executives of the Company participate in the remainder of the pool. The percentages set a maximum amount that could be awarded under the terms of the Annual Incentive Compensation Pool to each NEO. Based on past experience, the percentages assigned reflect an expectation of relative participation in the pool by the NEOs largely due to their respective roles and contribution to the Company rather than a prediction of the likely amount that ultimately will be awarded to the NEOs and other senior executives. The Executive Compensation Committee does not use a formulaic approach in determining the maximum percentage of the pool that can be paid out, the actual percentage of the pool that is paid, or the actual amount paid to each of the NEOs. In this regard, the Executive Compensation Committee considered it likely that it would exercise negative discretion consistent with past practice to pay significantly less than the maximum amount to the NEOs. Among other things, exercising such negative discretion allows the Company to spread more of the total available annual bonus pool monies to a broader group of contributors within the Company, and maintains alignment between the bonus amounts paid to the NEOs and the bonus amounts paid to other senior personnel of the Company. In each of the last three years, the total payout to our NEOs has not exceeded 33% of the maximum payout amount available to be paid to all the NEOs combined.

Given our shared leadership structure as described on page 5 of this proxy statement, the Executive Compensation Committee subjectively considers, in setting cash compensation for each NEO, their collective performance against the annual goals and objectives as described on pages 22 through 23, as well as the individual NEO's contribution to the achievement of these and longer-term goals and objectives of the Company and the NEO's individual performance related to their functional responsibilities. The table below sets forth the bonus determinations made by the Executive Compensation Committee for our NEOs for the year 2013.

Name	Maximum Percentage of Total Pool	Maximum Payout Based on Total Pool	Actual Percentage of Total Pool	2013 Payout	Percentage Increase over 2012 Payout
James A.C. Kennedy	16%	$21,605,120	4.8%	$6,500,000	7%
Brian C. Rogers	16%	$21,605,120	4.9%	$6,650,000	9%
Edward C. Bernard	15%	$20,254,800	4.0%	$5,400,000	0%
William J. Stromberg	14%	$18,904,480	4.1%	$5,600,000	7%
Kenneth V. Moreland	5%	$6,751,600	0.6%	$775,000	15%

Similar to past years and as shown in the table above, the incentive bonus award to each NEO was considerably less than the maximum available to him under the 2013 bonus pool. Also, the year-to-year percentage increase in bonus amounts for the NEOs was less than the percentage increases in the Company's net revenue, net operating income, net income, and diluted earnings per share. In setting the actual payout amounts for 2013, the Executive Compensation Committee considered the overall positive performance of the Company as well as management's desire to provide fair and highly competitive pay across the Company.

For 2013, the Executive Compensation Committee considered, in the case of Messrs. Kennedy, Rogers, and Bernard, their joint responsibility for the overall management and direction of the Company and the overall performance of the Company under their joint leadership. In the case of Mr. Kennedy, the Executive Compensation Committee considered his leadership role and responsibility and performance as our chief executive officer and president, to whom Equity, Fixed Income, Trading, Human Resources, and Finance directly report, and his position, responsibilities, and performance as chairman of our Management Committee and Management Compensation Committee. In the case of Mr. Rogers, the Executive Compensation Committee considered his leadership as chair of the Price Group Board, his performance as chief investment officer and broad based investment leadership and his significant investment responsibilities and performance managing nearly $46 billion in assets. In the case of Mr. Bernard, the Executive Compensation Committee considered his significant role in corporate leadership, including particularly his direct responsibility for the Company's distribution, operations, technology, and legal functions, and his leadership of the Company's sponsored mutual funds' board. In the case of Mr. Stromberg, the Executive Compensation Committee recognized his responsibility as head of Global Equity and Global Equity Research and the strong investment results generated by his team. In the case of Mr. Moreland, the Executive Compensation Committee considered his performance as chief financial officer and treasurer, including his direct responsibility for general supervision of all of our reporting and financial management matters, and other business management operations of the Company, including enterprise risk and facilities management functions.

The Executive Compensation Committee noted in its deliberations that it looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain a collaborative compensation environment. In this regard, the Executive Compensation Committee believes that the compensation of the NEOs should be considered relative to the compensation of other senior personnel, recognizing that this normally results in lower compensation for the NEOs than permitted under the Annual Incentive Compensation Pool or relative to NEOs at competing companies.

The Executive Compensation Committee has the power to authorize additional incentive compensation or bonuses outside of the Annual Incentive Compensation Pool, but did not do so in 2013.

Equity Incentive Compensation

We consider it crucial to maintain a strong association between the compensation of our top managers and professionals, including our NEOs, and the long-term interest of our clients and stockholders. We believe that our long-term equity compensation program is a significant factor in achieving this goal. We believe that this practice ties our associates to the best interest of our clients and the Company, and provides a significant incentive to protect and enhance stockholder value. We utilize comparable levels of responsibility among the NEOs and other key professionals and long-term contribution to the Company as key determinants of the number of equity incentive awards. The Executive Compensation Committee does not use any specific formula in determining the number of equity incentive awards granted to our NEOs. Rather, the Committee takes into account the shared leadership structure of our senior management team, the relative levels of corporate management and functional responsibility of each of the NEOs, and their individual long-term contributions to the Company's achievement of its objectives, as well as considers relevant competitive data for similar roles at peer companies in the investment management and other financial services industries. In 2013, we continued a phased reduction in the current year equity grants made to our senior NEOs. These NEO's maintain significant holdings in the Company's common stock that were built over their careers, and tapering these grants enables the Company to distribute more equity incentives to other associates.

Our dominant form of long-term equity compensation for many years has been stock options. However, starting in 2012 we adjusted our long-term equity compensation program to provide each participant, including our NEOs, with awards that are roughly evenly weighted in fair value between stock options and full value awards (e.g., restricted stock or restricted stock units). We believe that options incentivize our NEOs to create value for our clients and stockholders over the long-term because grantees receive no benefit without an increase in the price of our common stock. The use of full value awards as a vehicle for equity compensation has become more prevalent in recent years among many of our competitors as they offer more of a stable long-term incentive for the recipient. We thus believe a mix of stock options and full value awards will better achieve our key strategic imperative to attract and retain top talent. As such, we also believe that the use of a combination of stock options and full value awards will more effectively and efficiently align the interest of our professionals and our stockholders to increase our common stock price over the long term.

All of our equity awards have time-based or performance-based vesting conditions tied to them which we believe provides added incentive for our management team to focus on long-term performance and profitability. In addition, the restricted stock awards and units granted to our NEOs and certain other senior executives as part of our compensation program also incorporated performance-based thresholds. We believe the inclusion of a performance-based metric as a requirement to earn the restricted stock units for these individuals enhances the existing link between compensation and performance provided by our annual bonus and equity programs.

We granted our NEOs options and performance-based restricted stock units as part of our annual award program. The NEOs were granted options to purchase an aggregate of 167,500 shares of our common stock and an aggregate of 50,250 performance-based restricted stock units, representing 4% of the total equity awards we awarded to employees in 2013 under our annual award program. The NEOs' grants over the last five years have represented on average 6% of the total equity awards we granted in each year. Accordingly, the vast majority of all equity awards have been granted to employees other than our NEOs, reflecting the broad-based nature of the program and our objective to use equity incentives to align the compensation of a significant portion of our senior management and professionals to the long-term success of our stockholders. With the exception of grants to new employees and replenishment grants, all equity grants to employees, including the option and restricted stock unit grants to our NEOs, were authorized on February 20, 2013 and September 9, 2013, at regularly scheduled meetings of the Executive Compensation Committee. As a retention incentive, stock options granted to our NEOs vest over approximately five years at a rate of 20% per year beginning in the second week of December in the year following the year of grant. Similarly, the restricted stock units eligible to be earned by the NEO after the performance period has lapsed vest over the same period as stock options.

The foregoing discussion excludes option awards granted to non-executive new hires and replenishment options which were automatically granted when shares already owned were relinquished in payment of the exercise price of an outstanding non-qualified option granted prior to November 2004. The timing of replenishment option grants is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified option is exercised by relinquishing shares already owned in payment of the exercise price. The remaining options outstanding at December 31, 2013 with this feature will expire in April 2014.

In determining equity grants to our NEOs, the Executive Compensation Committee took into account the level of responsibility of each of the NEOs, the strong desire to tie their long-term compensation to the long-term success of our clients and stockholders, and, in the case of the senior NEOs, the significant number of common stock holdings they have accumulated over their careers. The 38,500 option awards and 11,550 performance-based restricted stock units granted to each of Messrs. Kennedy, Rogers, and Bernard in 2013 are representative of their performance in the most senior management roles of the Company, their leadership in increasingly global corporate responsibilities, their contributions to the Company's strong relative performance, and the common stock holdings they have accumulated over time. Option awards of 40,000 and performance-based restricted stock units of 12,000 granted to Mr. Stromberg in 2013 are reflective of his strong leadership in expanding the Company's global equity investment management capabilities, the strong investment results of our investment personnel relative to industry benchmarks, his contributions to helping the Company meet its goals and objectives as a member of the Management Committee, and the common stock holdings he has accumulated over time. Option awards of 12,000 and performance-based restricted stock units of 3,600 granted to Mr. Moreland in 2013 are reflective of his management responsibilities for financial and other business management operations of the Company, and his contributions in helping the Company meet its goals and objectives. The Executive Compensation Committee limits the size of grants to the NEOs relative to that of other senior leaders and professionals in the Company to facilitate a broader participation in the program and support the Company's highly collaborative culture.

The performance thresholds established by the Executive Compensation Committee for the performance-based restricted stock units granted in 2013 to our NEOs were based on the Company's operating margin for the performance period compared to the average operating margin of a designated peer group (Industry Average Margin) that was comprised of: Affiliated Managers Group, Inc., AllianceBernstein L.P., BlackRock, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Capital Group Inc., and Legg Mason, Inc. This is the same peer group listed above that is used in evaluating the competitive positioning of our compensation program. The Executive Compensation Committee selected operating margin because it is an indicator of relative financial performance as compared against the designated peer group. Operating margin was determined by dividing net operating income by total revenues for the performance period, as reported in the consolidated financial statements filed with the SEC or, if such financial statements are not available for a peer company at the time of determination, as otherwise disclosed in a press release by such peer company; in each case as adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements.

The following table sets forth the performance thresholds and related percentage of restricted stock units eligible to be earned established by the Executive Compensation Committee for the 2013 awards:

TROW Operating Margin as Percent of Industry Average Margin	Amount of Restricted Stock Units Eligible to be Earned(1)
> = 100%	100%
90%-99%	90%
80%-89%	80%
70%-79%	70%
60%-69%	60%
50%-59%	50%
Below 50%	0%

(1)	Performance-based awards that are eligible to be earned are also subject to the standard time-based vesting schedule for 2013 awards granted under our annual award program.

For the February 2013 performance-based restricted stock units, the Company achieved greater than 100% of the Industry Average Margin for the performance period measured from January 1, 2013 to December 31, 2013, and as a result, 100% of those performance-based units are eligible to be earned subject to the standard vesting schedule for 2013 awards granted under our annual award program. The performance period for the September 2013 performance-based restricted stock units runs from July 1, 2013 to June 30, 2014. As such, the percentage of the September 2013 performance-based units that will be eligible to be earned cannot be determined at this time.

Over time, equity compensation is intended to represent a material portion of the NEO's total compensation. As mentioned, the number of equity awards is meant to be a long-term reflection of the value added by the individual. Thus, the number of equity awards granted may not significantly change for an NEO from year to year. Further, the “value” of the equity grants fluctuates with market price, and the value of the individual's cash award component of total compensation varies based upon both how that individual has performed toward annual and longer-term goals and objectives, and how the Company has performed. Therefore, the ratio of the value of the senior NEO's annual equity compensation grant, relative to their total compensation, is to some degree a residual calculation influenced by the total compensation of each senior NEO, which over time tends to normalize in the 20%-25% range of total compensation.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if certain requirements are met. The Executive Compensation Committee considers the impact of Section 162(m) when designing the Company's executive compensation programs and has structured the Annual Incentive Compensation Pool and the 2012 Long-Term Incentive Plan so that awards may be granted under these plans in a manner that complies with the requirements imposed by Section 162(m). However, tax deductibility is not the sole factor used by the Executive Compensation Committee in setting compensation. Corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, the Executive Compensation Committee may make payments or awards that are not deductible under Section 162(m) if the Executive Compensation Committee determines that such non-deductible payments or awards are otherwise in the best interests of our stockholders.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with generally accepted accounting principles. Pursuant to the guidance, stock-based compensation expense is measured on the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the requisite service period of each award.

Defined Contribution Plan

Our U.S. retirement program provides retirement benefits based on the investment performance of each participant's account. For 2013, we contributed $167,500 to this program for our NEOs as a group. We provide this program to our NEOs and to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees, including NEOs.

Post-Employment Payments

We have not entered into employment, severance, or other post-employment agreements with any of our NEOs. Consequently, we generally do not have any commitments to make post-employment payments to them. All agreements for option and stock awards granted to employees from our stock plans prior to February 2012 include provisions that may accelerate the vesting of outstanding equity awards upon the grantee's death or in connection with a change in control of Price Group or, at the administrator's discretion, upon disability of the grantee. We changed these acceleration provisions for options and stock awards granted on and after February 23, 2012, in the following ways. We aligned the treatment of the awards in the event of a grantee's death or termination of employment due to total disability so that vesting acceleration will occur in both events. We clarified our definition of change in control so that any acceleration of vesting is contingent upon the actual consummation of the change-in-control transaction, not merely its approval by our Board of Directors or stockholders. In addition, we provided for “double trigger” vesting acceleration in the event the equity incentive awards are not terminated as part of the change-in-control transaction. This means that in such a circumstance, accelerated vesting only occurs if, at the time of or within 18 months after the change-in-control transaction, a participant's employment is terminated involuntarily or the participant resigns with good reason (generally requiring a material diminution in authority or duties, material reduction in compensation, or relocation by a substantial distance). If the acquiring entity requires that we terminate outstanding equity incentive awards as part of the change-in-control transaction, vesting also will accelerate and award holders will be given an opportunity to exercise outstanding options before such termination. The Executive Compensation Committee can modify or rescind these provisions, or adopt other acceleration provisions. See our Potential Payments on Termination or Change in Control on page 35 for further details.

Perquisites and Other Personal Benefits

We do not provide significant perquisites and other personal benefits to our executive officers. We make available to all senior officers, including the NEOs, programs related to executive health benefits and parking. We also cover certain costs associated with the NEOs spouses' participation in events held in connection with the annual Price Group and Price funds joint Board of Directors meeting as well as other business related functions.

Stock Ownership Guidelines

We have a stock ownership policy for our executive officers. This policy provides that our NEOs and other key executives are expected to reach levels of ownership determined as a stated multiple of an executive's base salary within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the president, chairman, and vice chairman, five times base salary for other members of our Management Committee, and three times base salary for other key executive officers. Once the executive officer reaches the ownership target the number of shares needed to reach the level is expected to be retained. All of our NEOs ownership levels are substantially above the required target.

Claw Back Policy

Our Board of Directors has adopted a Policy for Recoupment of Incentive Compensation for executive officers of the Company. This policy provides that in the event of a determination of a need for a material restatement of the Company's financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received incentive compensation, including equity awards, based on the original financial statements that in fact was not warranted based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement. The actions the Board could elect to take against a particular executive officer include: the recoupment of all or part of any bonus or other incentive compensation paid to the executive officer, including recoupment in whole or in part of equity awards; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies, at the Board's discretion. The Board intends to update the Recoupment Policy as needed when the SEC adopts new planned regulations as required by the Dodd-Frank Act relating to recoupment policies generally.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 18 of this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended 2013.

Dwight S. Taylor, Chairman
Mark S. Bartlett
James T. Brady
Mary K. Bush
Donald B. Hebb, Jr.
Dr. Freeman A. Hrabowski, III
Robert F. MacLellan
Senator Olympia J. Snowe
Dr. Alfred Sommer
Anne Marie Whittemore

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table(1)

The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
James A.C. Kennedy	2013	$350,000	$827,810	$754,085	$6,500,000	$70,022	$8,501,917
Chief Executive Officer and President	2012	$350,000	$888,383	$982,207	$6,100,000	$115,911	$8,436,501
	2011	$350,000		$1,964,470	$5,500,000	$70,839	$7,885,309

Brian C. Rogers	2013	$350,000	$827,810	$754,085	$6,650,000	$69,004	$8,650,899
Chairman and Chief Investment Officer	2012	$350,000	$888,383	$795,533	$6,100,000	$193,601	$8,327,517
	2011	$350,000		$1,811,600	$5,500,000	$67,457	$7,729,057

Edward C. Bernard	2013	$350,000	$827,810	$754,085	$5,400,000	$72,481	$7,404,376
Vice Chairman	2012	$350,000	$888,383	$795,533	$5,400,000	$72,601	$7,506,517
	2011	$350,000		$1,811,600	$4,950,000	$71,457	$7,183,057

William J. Stromberg	2013	$350,000	$860,700	$785,680	$5,600,000	$71,991	$7,668,371
Head of Equity	2012	$350,000	$771,739	$690,823	$5,250,000	$72,628	$7,135,190
	2011	$350,000		$1,539,860	$4,800,000	$71,485	$6,761,345

Kenneth V. Moreland	2013	$350,000	$258,210	$235,704	$775,000	$72,150	$1,691,064
Chief Financial Officer and Treasurer	2012	$350,000	$233,963	$209,298	$675,000	$71,857	$1,540,118
	2011	$350,000		$452,900	$610,000	$70,713	$1,483,613

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2013, 2012, and 2011. All other columns have been omitted.

(2)
Represents the full grant date fair value of performance-based restricted stock units granted. The fair value was computed using the market price per share of T. Rowe Price common stock on the date of grant multiplied by the target number of units. See the Grants of Plan-Based Awards Table for the target number of units.

(3)
Represents the full grant date fair value computed using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life in the option-pricing model is included in the Significant Accounting Policies for Stock-Based Compensation on page 35 of the 2013 Annual Report to Stockholders.

(4)
Represents cash amounts awarded by the Executive Compensation Committee and paid to NEOs under the 2013 Annual Incentive Compensation Pool. See our Compensation Discussion and Analysis and the Grants of Plan-Based Awards Table for more details of the workings of this plan.

(5)	The following types of compensation are included in the "All Other Compensation" column for 2013:

	Contributions to Retirement Program	Retirement Program Limit Bonus(a)	Matching Contributions to Stock Purchase Plan(b)	Matching Gifts to Charitable Organizations(c)	Perquisites and Other Personal Benefits(d)	Total
James A.C. Kennedy	$33,500	$4,734	$1,167	$20,000	$10,621	$70,022
Brian C. Rogers	$33,500	$4,734	$—	$20,000	$10,770	$69,004
Edward C. Bernard	$33,500	$4,734	$4,000	$20,000	$10,247	$72,481
William J. Stromberg	$33,500	$4,734	$2,333	$20,000	$11,424	$71,991
Kenneth V. Moreland	$33,500	$4,734	$4,000	$20,000	$9,916	$72,150

(a)
Cash compensation for the amount calculated under the U.S. Retirement Program that could not be credited to their retirement accounts in 2013 due to the contribution limits imposed under Section 415 of the Internal Revenue Code.

(b)	Matching contributions paid under our Employee Stock Purchase Plan offered to all employees of Price Group and its subsidiaries.

(c)
NEOs, directors, and all employees of Price Group and its subsidiaries are eligible to have personal gifts up to an annual limit to qualified charitable organizations matched by our sponsored T. Rowe Price Foundation, in the case of U.S. employees and Price Group in the case of employees outside the U.S. For 2013, all of the NEOs were eligible to have up to $20,000 matched by the Foundation.

(d)
Costs incurred by Price Group under programs available to all senior officers, including the NEO's, for executive health benefits and parking, as well as certain costs covered by Price Group relating to spousal participation in events held in connection with the Price Group and Price funds annual joint Board of Directors meeting as well as other business-related functions.

2013 Grants of Plan-Based Awards Table(1)

The following table provides information concerning each plan-based award granted in 2013 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

	Grant Date		Date of Executive Compensation Committee Meeting at which Grant was Approved	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)		Estimated Possible Payouts under Equity Incentive Plan Awards		Number of Securities Underlying Options	Exercise Price of Option Awards per Share	Grant Date Fair Value of Stock and Option Awards(3)
Name				Threshold ($)	Maximum ($)	Target (#)	Maximum (#)
James A.C. Kennedy	2/20/2013	(2)		$—	$21,605,120
	2/21/2013	(4)	2/20/2013			6,750	6,750			$482,018
	2/21/2013	(5)	2/20/2013					22,500	$71.41	$434,565
	9/10/2013	(4)	9/9/2013			4,800	4,800			$345,792
	9/10/2013	(5)	9/9/2013					16,000	$72.04	$319,520
Brian C. Rogers	2/20/2013	(2)		$—	$21,605,120
	2/21/2013	(4)	2/20/2013			6,750	6,750			$482,018
	2/21/2013	(5)	2/20/2013					22,500	$71.41	$434,565
	9/10/2013	(4)	9/9/2013			4,800	4,800			$345,792
	9/10/2013	(5)	9/9/2013					16,000	$72.04	$319,520
Edward C. Bernard	2/20/2013	(2)		$—	$20,254,800
	2/21/2013	(4)	2/20/2013			6,750	6,750			$482,018
	2/21/2013	(5)	2/20/2013					22,500	$71.41	$434,565
	9/10/2013	(4)	9/9/2013			4,800	4,800			$345,792
	9/10/2013	(5)	9/9/2013					16,000	$72.04	$319,520
William J. Stromberg	2/20/2013	(2)		$—	$18,904,480
	2/21/2013	(4)	2/20/2013			6,000	6,000			$428,460
	2/21/2013	(5)	2/20/2013					20,000	$71.41	$386,280
	9/10/2013	(4)	9/9/2013			6,000	6,000			$432,240
	9/10/2013	(5)	9/9/2013					20,000	$72.04	$399,400
Kenneth V. Moreland	2/20/2013	(2)		$—	$6,751,600
	2/21/2013	(4)	2/20/2013			1,800	1,800			$128,538
	2/21/2013	(5)	2/20/2013					6,000	$71.41	$115,884
	9/10/2013	(4)	9/9/2013			1,800	1,800			$129,672
	9/10/2013	(5)	9/9/2013					6,000	$72.04	$119,820

(1)	Includes only those columns relating to plan-based awards granted during 2013. All other columns have been omitted.

(2)
The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2013 Annual Incentive Compensation Pool based on our 2013 audited financial statements. The Executive Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met. For 2013, the Executive Compensation Committee awarded significantly less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table on page 29 under “Non-Equity Incentive Plan Compensation.” See our Compensation Discussion and Analysis for the workings of the Annual Incentive Compensation Pool.

(3)
Represents the grant date fair value of the performance-based restricted stock units and options granted in 2013. The grant date fair value of the performance-based restricted stock units was measured using the market price per share of T. Rowe Price common stock on the date of grant multiplied by the target number of units noted in the table, as this was considered the probable outcome. The grant date fair value for options granted in 2013 was estimated using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life in the option-pricing model is included in Significant Accounting Policies for Stock-Based Compensation on page 35 of the 2013 Annual Report to Stockholders.

(4)
Represents performance-based restricted stock units granted as part of the Company's annual equity incentive program from its 2012 Long-Term Incentive Plan (2012 Plan). These performance-based restricted stock units are subject to a performance-based vesting threshold with a twelve-month performance period. The performance period for the February 2013 grant ran from January 1, 2013 to December 31, 2013, and the performance period for the September 2013 grant runs from July 1, 2013 to June 30, 2014. For each grant, the target payout represents the number of restricted stock units to be earned by the NEO if the Company's operating margin for the performance period is at least 100% of the average operating margin of a designated peer group. The Company's operating margin performance below this target threshold results in forfeiture of some or all of the restricted stock units. The number of restricted stock units earned by the NEO following the performance period is also subject to time-based vesting before they are settled in shares of our common stock. Vesting occurs 20% on each of 12/10/2014, 12/10/2015, 12/9/2016, 12/8/2017, and 12/10/2018. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met. Dividends on these performance-based restricted stock units are accrued during the performance period and are only paid on those units earned. Additional information related to these performance-based restricted stock units, including a listing of companies in the designated peer group, are included in our Compensation Discussion and Analysis beginning on page 18.

(5)
Represent options granted as part of the Company's annual equity incentive program from its 2012 Plan. Vesting of these options is time-based and occurs at a rate of 20% per year on 12/10/2014, 12/10/2015, 12/9/2016, 12/8/2017, and 12/10/2018. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met.

Outstanding Equity Awards Table at December 31, 2013(1)

The following table shows information concerning equity incentive awards outstanding at December 31, 2013, for each NEO.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable		Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
James A.C. Kennedy	60,937	(2)			$32.118	10/3/2015
	37,578				$32.118	10/3/2015
	99,251				$45.479	11/1/2016
	99,572				$49.250	9/6/2017
	99,802				$56.202	9/4/2018
	40,522		10,157	(3)	$27.047	2/12/2019
	40,625		10,155	(3)	$44.455	9/10/2019
	30,468		20,312	(4)	$48.837	2/18/2020
	30,468		20,313	(4)	$46.937	9/8/2020
	20,312		30,469	(5)	$69.248	2/17/2021
	20,312		30,469	(5)	$49.772	9/8/2021
	5,078		20,312	(6)	$60.544	2/23/2022
	4,570		18,281	(6)	$62.316	9/6/2022
			22,500	(7)	$71.410	2/21/2023
			16,000	(7)	$72.040	9/10/2023
							6,000	(8)	502,620	(8)
							5,400	(9)	452,358	(9)
											6,750	(10)	565,448	(10)
											4,800	(11)	402,096	(11)
Brian C. Rogers	99,251				$45.479	11/1/2016
	99,572				$49.250	9/6/2017
	99,802				$56.202	9/4/2018
	10,053		10,157	(3)	$27.047	2/12/2019
	40,625		10,155	(3)	$44.455	9/10/2019
	30,468		20,312	(4)	$48.837	2/18/2020
	30,468		20,313	(4)	$46.937	9/8/2020
	20,312		30,469	(5)	$69.248	2/17/2021
	20,312		30,469	(5)	$49.772	9/8/2021
	5,078		20,312	(6)	$60.544	2/23/2022
	4,570		18,281	(6)	$62.316	9/6/2022
			22,500	(7)	$71.410	2/21/2023
			16,000	(7)	$72.040	9/10/2023
							6,000	(8)	502,620	(8)
							5,400	(9)	452,358	(9)
											6,750	(10)	565,448	(10)
											4,800	(11)	402,096	(11)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Edward C. Bernard	108,672			$32.118	10/3/2015
	101,448			$45.479	11/1/2016
	101,562			$49.250	9/6/2017
	101,562			$56.202	9/4/2018
	40,624	10,157	(3)	$27.047	2/12/2019
	40,625	10,155	(3)	$44.455	9/10/2019
	30,468	20,312	(4)	$48.837	2/18/2020
	30,468	20,313	(4)	$46.937	9/8/2020
	20,312	30,469	(5)	$69.248	2/17/2021
	20,312	30,469	(5)	$49.772	9/8/2021
	5,078	20,312	(6)	$60.544	2/23/2022
	4,570	18,281	(6)	$62.316	9/6/2022
		22,500	(7)	$71.410	2/21/2023
		16,000	(7)	$72.040	9/10/2023
						6,000	(8)	502,620	(8)
						5,400	(9)	452,358	(9)
										6,750	(10)	565,448	(10)
										4,800	(11)	402,096	(11)
William J. Stromberg	89,415			$49.250	9/6/2017
	91,406			$56.202	9/4/2018
	40,522	10,157	(3)	$27.047	2/12/2019
	40,625	10,155	(3)	$44.455	9/10/2019
	27,421	18,281	(4)	$48.837	2/18/2020
	27,421	18,282	(4)	$46.937	9/8/2020
	17,265	25,898	(5)	$69.248	2/17/2021
	17,265	25,899	(5)	$49.772	9/8/2021
	4,316	17,265	(6)	$60.544	2/23/2022
	4,062	16,250	(6)	$62.316	9/6/2022
		20,000	(7)	$71.410	2/21/2023
		20,000	(7)	$72.040	9/10/2023
						5,100	(8)	427,227	(8)
						4,800	(9)	402,096	(9)
										6,000	(10)	502,620	(10)
										6,000	(11)	502,620	(11)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Kenneth V. Moreland	3,046			$32.118	10/3/2015
	40,624			$45.479	11/1/2016
	40,624			$49.250	9/6/2017
	35,546			$56.202	9/4/2018
	14,624	3,656	(3)	$27.047	2/12/2019
	14,625	3,655	(3)	$44.455	9/10/2019
	8,531	5,687	(4)	$48.837	2/18/2020
	8,530	5,688	(4)	$46.937	9/8/2020
	5,078	7,617	(5)	$69.248	2/17/2021
	5,078	7,617	(5)	$49.772	9/8/2021
	1,269	5,078	(6)	$60.544	2/23/2022
	1,269	5,077	(6)	$62.316	9/6/2022
		6,000	(7)	$71.410	2/21/2023
		6,000	(7)	$72.040	9/10/2023
						1,500	(8)	125,655	(8)
						1,500	(9)	125,655	(9)
										1,800	(10)	150,786	(10)
										1,800	(11)	150,786	(11)

(1)	Includes only those columns that related to outstanding equity awards at 2013. All other columns have been omitted.

(2)	Exercisable options held by a limited liability company controlled by Mr. Kennedy.

(3)	Vests in full on 11/1/2014.

(4)	Vesting occurs 50% on each of 11/1/2014 and 11/1/2015.

(5)	Vesting occurs 33 1/3% on each of 11/1/2014, 11/1/2015, and 11/1/2016.

(6)
Vesting occurs 25% on each of 12/10/2014, 12/10/2015, 12/9/2016, and 12/8/2017. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met.

(7)
Vesting occurs 20% on each of 12/10/2014, 12/10/2015, 12/9/2016, 12/8/2017, and 12/10/2018. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met.

(8)
At its February 2013 meeting, the Executive Compensation Committee certified that the Company had achieved the operating margin performance target for the performance period January 1, 2012 to December 31, 2012; therefore, vesting of these restricted stock units will occur 25% on each of 12/10/2014, 12/10/2015, 12/9/2016, and 12/8/2017. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met. The market value of these units was calculated using the closing market price per share of Price Group's common stock on December 31, 2013.

(9)
Through a unanimous written consent in August 2013, the Executive Compensation Committee certified that the Company had achieved the operating margin performance target for the performance period July 1, 2012 to June 30, 2013; therefore, vesting of these restricted stock units will occur 25% on each of 12/10/2014, 12/10/2015, 12/9/2016, and 12/8/2017. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met. The market value of these units was calculated using the closing market price per share of Price Group's common stock on December 31, 2013.

(10)
At its February 2014 meeting, the Executive Compensation Committee certified that the Company had achieved the operating margin performance target for the performance period January 1, 2013 to December 31, 2013; therefore, vesting of these restricted stock units will occur 20% on each of 12/10/2014, 12/10/2015, 12/9/2016, 12/8/2017, and 12/10/2018. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met. The market value of these units was calculated using the closing market price per share of Price Group's common stock on December 31, 2013.

(11)
If the Company's operating margin for the twelve month performance period July 1, 2013 to June 30, 2014, is at least 100% of the average operating margin of a designated peer group, all of these restricted stock units will vest 20% on each of 12/10/2014, 12/10/2015, 12/9/2016, 12/8/2017, and 12/10/2018. These grant agreements include a provision that allows for continued vesting for a period of 36 months from the date of termination if certain age and service criteria are met. The market value of these unearned units was calculated using the closing market price per share of Price Group's common stock on December 31, 2013.

2013 Option Exercises and Stock Vested Table

The following table shows aggregate stock option exercises and restricted stock units vesting in 2013 and the related value realized on those events for each of the NEOs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(1)(5)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(3)
James A.C. Kennedy	29,459	(4)	$374,007	2,850	$226,632
Brian C. Rogers	37,564		$482,024	2,850	$226,632
Edward C. Bernard	42,114		$491,062	2,850	$226,632
William J. Stromberg	103,654		$3,080,307	2,475	$196,812
Kenneth V. Moreland				750	$59,640

(1)	Represents the total number of shares underlying the exercised stock options.

(2)	Computed using the difference between the market price of the Price Group's common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired.

(3)
Reflects the number of shares underlying the performance-based restricted stock units earned and vested. The value realized on vesting is computed using the closing market price per share of Price Group's common stock on the vest date multiplied by the number of restricted stock units vesting. The following table shows the aggregate restricted stock units for the NEOs by date of award:

Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price on Vest Date	Value Realized on Vesting
2/23/2012	12/31/2012	6,150	$79.52	$489,048
9/6/2012	6/30/2013	5,625	$79.52	$447,300

(4)	Of these shares, 27,597 shares were exercised by a limited liability company controlled by Mr. Kennedy. The value realized on these exercises was $321,358.

(5)
For some of the NEOs, the number of shares actually acquired was less than the number presented in the table above as a result of tendering shares for payment of the exercise price and the withholding of shares to pay taxes. The total net shares received by those NEOs is as follows:

Name	Net Shares Acquired on Exercise	Net Shares Acquired on Vesting
James A.C. Kennedy	29,459	1,408
Brian C. Rogers	7,131	1,408
Edward C. Bernard	3,411	2,850
William J. Stromberg	23,797	2,475

Potential Payments on Termination or Change in Control

All agreements for option and stock awards granted to employees from our stock plans include provisions that may result in vesting acceleration of outstanding equity awards in connection with a change in control of Price Group or upon the grantee's death or termination of employment due to total disability. See the "Post-Employment Payments" section of the Compensation Discussion and Analysis on page 27 for more details on these vesting acceleration provisions. Assuming that an event caused the vesting of all outstanding unvested options and stock awards on December 31, 2013 to accelerate, the amount that would be realized upon the exercise of these options and vesting of restricted stock units held by our NEOs would be $7,163,752 in the case of Messrs. Kennedy, Rogers, and Bernard; $6,609,963 in the case of Mr. Stromberg; and $2,053,108 in the case of Mr. Moreland. These amounts are calculated using the closing price of our common stock on December 31, 2013, for outstanding restricted stock units and the difference between the closing price of our common stock on December 31, 2013 and the exercise price of each unexercisable option.

In addition, all agreements for option and stock awards granted on and after February 23, 2012, include a provision that allows for continued vesting for a period of 36 months from the grantee's date of termination if certain age and service criteria or, for some grantees outside the United States, a specified service criteria are met. As of December 31, 2013, Mr. Kennedy has met such criteria.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and restricted stock units and shares reserved for future issuance under our equity compensation plans as of December 31, 2013. None of the plans have outstanding warrants or rights other than options and restricted stock units. All plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Settlement of Restricted Stock Units (a)		Weighted-Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	32,434,021	(1)	$52.18	(1)	18,869,392	(2)
Equity compensation plans not approved by stockholders	—				—
Total	32,434,021		$52.18		18,869,392

(1)	Includes 859,063 shares that may be issued upon settlement of outstanding restricted stock units. The weighted-average exercise price pertains only to the 31,574,958 outstanding options.

(2)
Includes shares that may be issued under our 2007 Non-Employee Director Equity Plan and 2012 Long-Term Incentive Plan (2012 Plan), and 3,412,508 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2012 Plan as a result of all common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2012 Plan. The 2012 Plan allows for the grant of stock options, stock appreciation rights, and full-value awards.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

Introduction

We believe that our NEO compensation is straight-forward, goal-oriented, long-term focused, transparent, and consistent with the interests of our stockholders. Our NEO compensation is primarily based on incentive compensation, including an annual cash bonus that varies from year-to-year and equity awards that vest over time. The equity awards granted to our NEOs also include performance-based restricted stock units. Base salaries constitute a relatively small portion of overall compensation. Our compensation programs recognize both short-term and long-term success with a focus on rewarding the intermediate and long-term performance, as measured by the financial performance of Price Group, the relative investment performance of our mutual funds and other investment portfolios, and the performance of our NEOs against stated goals and objectives. Our compensation programs are also designed to reward for intangible contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and the collaboration within that team. Our equity incentive plans are designed to create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price. While our stockholders are provided an opportunity to vote on our NEO compensation every year, we believe that our stockholders should take note of our consistent and long-term approach to compensation.

We have not entered into employment, severance, or other post-employment agreements with any of our NEOs. We do not maintain any supplemental executive retirement plans for our executive officers and our NEOs participate in a retirement program that is open to all of our U.S. employees. We also have a stock ownership policy that requires our NEOs and other key executives to reach and retain certain levels of ownership of our common stock. We do not provide significant perquisites and other personal benefits. We also have adopted a policy for recoupment of incentive compensation for executive officers in the event of a determination of a need for a material restatement of our financial results within three years of the original reporting.

As described in more detail in the Compensation Discussion and Analysis beginning on page 18, we increased the total compensation paid to our NEOs by 3%, primarily through a small increase in their cash incentive compensation. The increase in total compensation was significantly less than the annual percentage increases in our net revenues, net operating income, net income, and earnings per share. We also continued the phased reduction in equity-based grants awarded to our senior NEOs given their significant holdings in the Company's common stock that were built over their careers and the desire to distribute a greater share of the pool of equity incentives to other associates. This reduction also impacts the year-over-year change in total compensation.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our NEOs. We believe that viewed as a whole, our compensation practices and policies are appropriate and are fair to both the Company and its executives.

Proposal

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Price Group, that the stockholders approve the compensation of the Company's Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2014 Annual Meeting of Stockholders.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Executive Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when designing and administering our compensation programs and when making future compensation decisions for our NEOs.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR Proposal 2, the approval of the compensation of our named executive officers as disclosed in the proxy statement pursuant to the SEC's compensation disclosure rules. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules unless otherwise specified. In order to be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Shares held by a bank, broker, or other intermediary will not be voted on this Proposal absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit Price Group's consolidated financial statements. To execute this responsibility, the Committee engages in an evaluation of the independent auditor's qualifications, performance, and independence and periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2014. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001. In accordance with SEC rules and KPMG policies, lead and reviewing audit partners are subject to rotation requirements that limit the number of consecutive years they may provide service in that capacity to five years. The process for selection of the lead audit partner pursuant to this rotation policy has included a discussion between the Chair of the Audit Committee and the candidate for the role, as well as discussion of the selection by the full Committee with management.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2014.

Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR Proposal 3, the ratification of the appointment of KPMG as our independent registered public accounting firm for 2014. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2014 unless otherwise specified. In order to be adopted at the Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. In the event Proposal 3 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2012 and 2013. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.

Type of Fee	2012	2013
Audit Fees(1)	$1,472,164	$1,435,152
Audit-Related Fees(2)	106,430	104,444
Tax Fees(3)	747,943	798,493
All Other Fees(4)	151,700	138,953
	$2,478,237	$2,477,042

(1)	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting in 2012 and 2013.

(2)
Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2012 and 2013, these services included audits of several subsidiaries, the corporate retirement plans, the T. Rowe Price Foundation, Inc., and fees for consultations concerning financial accounting and reporting matters. The fees in 2012 also include services provided by KPMG on the Form S-8 filed for the 2012 Long-Term Incentive Plan.

(3)	Aggregate fees charged for tax compliance, planning, and consulting. These amounts include tax consulting of $219,528 in 2012 and $291,176 in 2013.

(4)
Both 2012 and 2013 include fees for KPMG's performance of attestation engagements related to our compliance with the Global Investment Performance Standards (GIPS) and regulations in countries in which we hold licenses as well as fees related to executive education. In 2012, fees also include advisory services rendered in connection with technology related projects. The 2013 fees also include a market analysis performed by KPMG.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The pre-approval policies and procedures are as follows:

•
Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee's “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group's chief executive officer, chief financial officer, or one of the co-directors of internal audit prior to submission to the Audit Committee.

•
The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•
Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chairman's review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Price Group's financial reporting process on behalf of the Board of Directors. Our committee held five meetings during 2013. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group's audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group's internal control over financial reporting. We appointed KPMG as Price Group's independent registered public accounting firm for 2013 after reviewing that firm's performance and independence from management and that appointment was ratified by our stockholders at the 2013 Annual Meeting. We reappointed KPMG as Price Group's independent registered public accounting firm for fiscal year 2014 at our January 2014 meeting, after conducting the same set of reviews.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2013 Annual Report on Form 10-K and in the 2013 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group's accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16-Communications with Audit Committees. We also discussed with KPMG its independence from management and Price Group, and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant's communication with the audit committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group's internal control over financial reporting as of December 31, 2013. We discussed with KPMG its evaluation of the effectiveness of Price Group's internal control over financial reporting.

We further discussed with Price Group's internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group's internal controls.

Lastly, as part of our responsibilities for oversight of the Price Group's risk management process, we reviewed and discussed with the Chief Risk Officer the Company's framework with respect to the risk assessment, including discussions of individual risk areas, as well as an annual summary of the overall process.

In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.
Robert F. MacLellan, Chairman
Mark S. Bartlett
James T. Brady
Dr. Freeman A. Hrabowski, III
Dwight S. Taylor

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Qualified stockholders who wish to have proposals presented at the 2015 annual meeting of stockholders must deliver them to Price Group by November 14, 2014, in order to be considered for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2015 annual meeting that is submitted outside the processes of Rule14a-8 will be considered “untimely” if we receive it before December 25, 2014, or after January 24, 2015. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2015 annual meeting.

All proposals and nominations must be delivered to our Corporate Secretary at 100 E. Pratt Street, Mail Code BA-1020, Baltimore, MD 21202.

Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the Chairman of the Board, our President, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:

1)
Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com or by Internet at

trow.client.shareholder.com/contactBoard.cfm.

2)
Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3)
The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

STOCKHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers, and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may be sent to multiple stockholders in your household unless you request otherwise. We will promptly deliver a separate copy of our 2013 Annual Report to Stockholders or this proxy statement to you if you share an address subject to householding. Please contact our Corporate Secretary at 100 East Pratt Street, Mail Code BA-1020, Baltimore, MD 21202, or by telephone at 410-345-2628.

Please contact your bank, broker, or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker, or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

OTHER MATTERS

We know of no other matters to be presented to you at the Meeting. As stated in an earlier section, if other matters are considered at the Meeting or any adjournment or postponement thereof, Messrs. Bernard, Kennedy, and Rogers will vote on these matters in accordance with their judgment of the best interests of Price Group.

T.RowePrice
INVEST WITH CONFIDENCE

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

VOTE BY INTERNET, TELEPHONE OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK. SEE REVERSE SIDE FOR INSTRUCTIONS.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Twelve Nominees Listed in Item 1.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1(a) Mark S. Bartlett	☐	☐	☐	**1(g)** Robert F. MacLellan	☐	☐	☐
1(b) Edward C. Bernard	☐	☐	☐	**1(h)** Brian C. Rogers	☐	☐	☐
1(c) Mary K. Bush	☐	☐	☐	**1(i)** Olympia J. Snowe	☐	☐	☐
1(d) Donald B. Hebb, Jr.	☐	☐	☐	**1(j)** Dr. Alfred Sommer	☐	☐	☐
1(e) Dr. Freeman A. Hrabowski, III	☐	☐	☐	**1(k)** Dwight S. Taylor	☐	☐	☐
1(f) James A.C. Kennedy	☐	☐	☐	**1(l)** Anne Marie Whittemore	☐	☐	☐

Please fold here – Do not separate

The Board of Directors Recommends a Vote FOR Item 2.

2. To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers. ☐ For ☐ Against ☐ Abstain

The Board of Directors Recommends a Vote FOR Item 3.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, AND FOR ITEMS 2 AND 3.

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

T. ROWE PRICE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 24, 2014, at 10:00 a.m.

THE T. ROWE PRICE CORPORATE CAMPUS
4435 Painters Mill Road
Owings Mills, Maryland 21117-4903

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

After entering the campus, follow the signs to the building where the annual meeting will be held. There is no charge for parking at the campus.

T. ROWE PRICE GROUP, INC.
2014 Proxy

Revocable Proxy Solicited on Behalf of the Board of Directors

I hereby appoint Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Thursday, April 24, 2014, at 10:00 a.m., at the offices of the company located at 4435 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 14, 2014, and Price Group's 2013 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side or, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEES LISTED ON THE REVERSE SIDE, "FOR" APPROVAL OF THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS, AND "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AT THIS MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

INTERNET
www.proxypush.com/trow
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 23, 2014.

PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 23, 2014.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.